UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Cheniere Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. §240.14a-101.

SEC 1913 (3-99)

CHENIERE ENERGY, INC.

700 Milam Street, Suite 800

Houston, Texas 77002

(713) 375-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m., Central Daylight Time on June 12, 2009

PLACE	The Crystal Ballroom at the Post Rice Lofts
909 Texas Avenue
Houston, Texas 77002

ITEMS OF BUSINESS	• To elect three Class II members of the Board of Directors to serve until the 2012 annual meeting of stockholders.

•   To consider and act upon a proposal to amend the Company’s Restated Certificate of Incorporation to increase the number of shares of authorized common stock of the Company from 120,000,000 to 240,000,000.

•   To consider and act upon Amendment No. 4 to the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan to increase the number of shares of common stock available for issuance under the plan from 11,000,000 to 21,000,000, to increase the maximum number of shares that can be granted to any one individual during a calendar year from 1,000,000 to 3,000,000, to increase the aggregate cash Awards that may be payable to an individual during any calendar year from $10 million to $25 million and to add an additional permissible business criterion pursuant to which Performance Awards may be granted under the plan.

• To ratify the appointment of Ernst & Young LLP as our independent accountants for the 2009 fiscal year.
• To transact other business as may properly come before the Meeting and any adjournment or postponement thereof.

RECORD DATE	You can vote if you were a stockholder of record on April 13, 2009.

PROXY VOTING	It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning your proxy card or, in certain cases, by voting on the Internet or by telephone. See details under the heading “How do I vote if I am a stockholder of record?” or “How do I vote if I am a beneficial owner?”

ELECTRONIC AVAILABILITY OF PROXY MATERIALS

We are making this Proxy Statement, including the Notice of Annual Meeting and 2008 Annual Report on Form 10-K for the year ended

December 31, 2008, available on our website at http://www.cheniere.com/corporate/2009_annual_meeting.shtml

BY ORDER OF THE BOARD OF DIRECTORS

Anne V. Vaughan Corporate Secretary

April 28, 2009

CHENIERE ENERGY, INC.

700 Milam Street, Suite 800

Houston, Texas 77002

(713) 375-5000

PROXY STATEMENT

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Cheniere Energy, Inc. (“Cheniere,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2009 Annual Meeting of Stockholders and any adjournment or postponement thereof.

You are invited to attend our Annual Meeting of Stockholders (“Meeting”) on June 12, 2009, beginning at 9:00 a.m., Central Daylight Time. The Meeting will be held in the Crystal Ballroom at the Post Rice Lofts, 909 Texas Avenue, Houston, Texas 77002.

This Notice of Annual Meeting, Proxy Statement, proxy card and 2008 Annual Report on Form 10-K for the year ended December 31, 2008 are being mailed to stockholders starting April XX, 2009.

Do I need a ticket to attend the Meeting?

You will need an admission ticket or proof of ownership to enter the Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must present proof of your ownership of Cheniere stock, as of April 13, 2009, such as a bank or brokerage account statement, to be admitted to the Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request with proof of your ownership of Cheniere stock as of April 13, 2009, to:

Cheniere Energy, Inc.

Attention: Investor Relations

700 Milam Street, Suite 800

Houston, Texas 77002

If you have any questions about attending the Meeting, you may contact Investor Relations at info@cheniere.com or 713-375-5100.

Stockholders also must present a valid government-issued picture identification in order to be admitted to the Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Meeting.

Who is entitled to vote at the Meeting?

Holders of Cheniere common stock at the close of business on April 13, 2009 (the “Record Date”), are entitled to receive this Notice and to vote their shares at the Meeting. As of the Record Date, there were                  shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Cheniere’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” of those shares. The Notice of Annual Meeting, Proxy Statement, proxy card and 2008 Annual Report on Form 10-K for the year ended December 31, 2008 have been sent directly to you by Cheniere.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares held in street name. The Notice of Annual Meeting, Proxy Statement, proxy card and 2008 Annual Report on Form 10-K for the year ended December 31, 2008 have been forwarded to you by your broker, bank or other holder of record, who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

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How do I vote if I am a stockholder of record?

You may vote either by mail or in person.

By Mail

Be sure to complete, sign and date the enclosed proxy card and return it in the prepaid envelope. If you do not indicate your voting preferences, your shares will be voted as recommended by the Board of Directors.

If the prepaid envelope is missing, please mail your completed proxy card to Cheniere Energy, Inc., c/o Computershare Trust Company, N.A., P.O. Box 43102, Providence, RI 02940-5068.

In Person at the Meeting

All stockholders of record on April 13, 2009 may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person.

How do I vote if I am a beneficial owner?

You may vote using any of the following methods:

By Mail

Be sure to complete, sign and date the enclosed proxy card and return it in the prepaid envelope. If you do not indicate your voting preferences, your shares will be voted as recommended by the Board of Directors.

By telephone or on the Internet

The availability of telephone and Internet voting will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

In person at the Meeting

All stockholders may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. You must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Meeting.

Can I revoke my proxy?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Corporate Secretary of the Company;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the preceding questions.

What shares are included on the proxy card?

If you are a stockholder of record, you will receive a proxy card for the shares you hold in certificate form or in book-entry form.

If you are a beneficial owner, you will receive voting instructions from your bank, broker or other holder of record.

Is there a list of stockholders entitled to vote at the Meeting?

The names of stockholders of record entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting. The list will be available between the hours of 8:30 a.m. and 4:30 p.m., at our offices at 700 Milam Street, Suite 800, Houston, Texas 77002, by contacting the Corporate Secretary of the Company.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Abstentions and “broker non-votes” occur when a bank, broker or other holder

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of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on Proposal 1 to elect directors and Proposal 4 to ratify Ernst & Young LLP as our independent accountants, even if the broker does not receive voting instructions from you, but is not permitted to vote your shares on Proposal 2 to amend the Restated Certificate of Incorporation and Proposal 3 to adopt Amendment No. 4 to the Amended and Restated 2003 Stock Incentive Plan.

Each nominee for director will be elected if the votes for the nominee exceed the votes against the nominee. Abstentions are not counted either for or against the nominee.

Proposal 2 to amend the Restated Certificate of Incorporation will require the affirmative vote of at least a majority of the Company’s outstanding shares of common stock.

Proposal 3 to adopt Amendment No. 4 to the Amended and Restated 2003 Stock Incentive Plan will (i) require the affirmative vote of at least a majority of the Company’s shares that are entitled to vote and are present at the meeting in person or by proxy and (ii) be subject to the approval by the stockholders of Proposal 2.

Broker non-votes and abstentions with respect to Proposal 2 to amend the Restated Certificate of Incorporation will have the same effect as a vote against the proposal. Broker non-votes will have no effect on Proposal 1 to elect directors, Proposal 3 to adopt Amendment No. 4 to the Amended and Restated 2003 Stock Incentive Plan and Proposal 4 to ratify Ernst & Young LLP as our independent accountants. Abstentions will have the same effect as a vote against Proposals 3 and 4, but will have no effect with respect to the election of directors.

Could other matters be decided at the Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented for consideration at the Meeting, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired The Altman Group to solicit proxies. We will pay The Altman Group a fee of $9,500 plus expenses, for these services.

Who will count the vote?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes.

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting to be held on June 12, 2009

The Proxy Statement, including the Notice of Annual Meeting and 2008 Annual Report on Form 10-K for the year ended December 31, 2008, are available on our website at http://www.cheniere.com/corporate/ 2009_annual_meeting.shtml

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PROPOSAL 1—ELECTION OF CLASS II DIRECTORS

Directors and Nominees

The Board of Directors is divided into three classes. At the Meeting, Nuno Brandolini, John M. Deutch and Paul J. Hoenmans will be nominated to serve as Class II directors. Each nominee, if elected, will hold office until the 2012 annual meeting of stockholders or until his successor is duly elected and qualified. Unless your proxy specifies otherwise or withholds authority to vote for one or more nominees named thereon and described below, it is intended that the shares represented by your proxy will be voted for the election of these three nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board is unaware of any circumstances likely to render any nominee unavailable.

The Board of Directors recommends a vote FOR the election of the three nominees as Class II directors of the Company, to serve until the 2012 annual meeting of stockholders or until their successors are duly elected and qualified.

The individuals listed below currently serve on the Board of Directors of the Company. Each of the Class II directors is standing for re-election and has consented to serve as a director if re-elected.

Director	Director Since	Age	Position	Class
Charif Souki	1996	56	Director, Chairman of the Board of Directors, Chief Executive Officer and President	I

Walter L. Williams	1996	81	Director	I

Keith F. Carney	2001	52	Director	I

D. Dwight Scott	2008	45	Director	I

Nuno Brandolini	2000	55	Director	II

John M. Deutch	2006	70	Director	II

Paul J. Hoenmans	2001	76	Director	II

Vicky A. Bailey	2006	56	Director	III

David B. Kilpatrick	2003	59	Director	III

Jason G. New	2008	40	Director	III

J. Robinson West	2004	62	Director	III

Director Biographies

Charif Souki, a co-founder of the Company, is Chairman of the Company’s Board of Directors, Chief Executive Officer and President. In December 2002, Mr. Souki assumed the positions of President and Chief Executive Officer. He relinquished the title of President in April 2005 and was re-elected President again in April 2008. From June 1999 to December 2002, he was Chairman of the Board and an independent investment banker. From September 1997 until June 1999, he was Co-Chairman of the Board of Directors, and he served as Secretary from July 1996 until September 1997. Mr. Souki has over 20 years of independent investment banking experience and has specialized in providing financing for promising microcap and small capitalization companies with an emphasis on the oil and gas industry. Mr. Souki is a director, Chairman of the Board and the Chief Executive Officer of Cheniere Energy Partners GP, LLC (“Cheniere Energy Partners”), a wholly-owned subsidiary of the Company and the general partner of Cheniere Energy Partners, L.P., a publicly-traded limited partnership that is constructing and operating the Sabine Pass LNG receiving terminal in which the Company has approximately a 92% equity interest. Mr. Souki received a B.A. from Colgate University and an M.B.A. from Columbia University.

Walter L. Williams is a director of the Company. He served as Vice Chairman of the Board of Directors from June 1999 until June 2008. He previously served as President of Cheniere LNG, Inc. from February 1997 until June 2008, as President and Chief Executive Officer from September 1997 until June 1999 and as Vice Chairman of the Board of Directors from July 1996 until September 1997. Prior to joining the Company, Mr. Williams spent 32 years as a founder and later Chairman and Chief Executive Officer of Texoil Company, a publicly-held Gulf Coast exploration and production company. Prior to that time, he was an independent petroleum consultant. Mr. Williams is also a director of Cheniere Energy Partners. Mr. Williams received a B.S. in Petroleum Engineering from Texas A&M University and is a Registered Professional Engineer in Louisiana and Texas. He is currently serving on the Dwight Look College of Engineering Advisory Council at Texas A&M University.

Vicky A. Bailey is a member of our Audit Committee and Governance and Nominating Committee. Since November 2005, Ms. Bailey has been President of Anderson Stratton International, LLC, a strategic consulting and government relations company in Washington, D.C. She was a partner with Johnston & Associates, LLC, a public relations firm in Washington, D.C. from March 2004 through October 2005. Prior to joining Johnston & Associates, LLC, Ms. Bailey served as Assistant Secretary for the Office of Policy and International Affairs from 2001 through February 2004. From 2000 until May 2001, she was President and a director of PSI Energy, Inc, the Indiana electric utility subsidiary of Cinergy Corp. Prior to joining PSI Energy, Ms. Bailey was a Commissioner on the Federal Energy Regulatory Commission beginning in 1993. Ms. Bailey is currently serving as a director of Equitable Resources, Inc., a publicly traded integrated energy company. She received a B.S. in industrial management from Purdue University.

Nuno Brandolini is a member of our Audit Committee and Governance and Nominating Committee. Mr. Brandolini is a general partner of Scorpion Capital Partners, L.P., a private equity firm organized as a small business investment company (SBIC). Prior to forming Scorpion Capital and its predecessor firm, Scorpion Holding, Inc., in 1995, Mr. Brandolini served as Managing Director of Rosecliff, Inc., a leveraged buyout fund co-founded by Mr. Brandolini in 1993. Prior to 1993, Mr. Brandolini was a Vice President in the investment banking department of Salomon Brothers, Inc., and a Principal with the Batheus Group and Logic Capital, two venture capital firms. Mr. Brandolini began his career as an investment banker with Lazard Freres & Co. Mr. Brandolini received a law degree from the University of Paris and an M.B.A. from the Wharton School.

Keith F. Carney is the Lead Director of the Board of Directors and a member of the Audit Committee and Compensation Committee. He currently is engaged in private investments. From October 2001 through December 2005, Mr. Carney was President of Dolomite Advisors, LLC, an investment firm. Mr. Carney served as Executive Vice President of the Company from 1997 through August 2001 and Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997. Prior to joining the Company, Mr. Carney was a securities analyst in the oil and gas exploration/production sector with Smith Barney, Inc. from 1992 to 1996. From 1982 to 1990, he was employed by Shell Oil as an exploration geologist. He received an M.S. in geology from Lehigh University in 1982 and an M.B.A. in Finance from the University of Denver in 1992.

John M. Deutch is Chairman of the Governance and Nominating Committee. Mr. Deutch is an Institute Professor at the Massachusetts Institute of Technology (“MIT”) and has been a member of the MIT faculty since 1970. He also serves as a director for Citigroup Inc. and Raytheon Company, each publicly traded companies. Mr. Deutch has served in significant government posts throughout his career, including Director of Energy Research and Undersecretary of the U.S. Department of Energy, Undersecretary and Deputy Secretary of Defense, and Director of Central Intelligence. In addition, he has authored over 140 technical publications. Mr. Deutch earned a B.A. in History and Economics from Amherst College and a B.S. in Chemical Engineering and a Ph.D. in Physical Chemistry from MIT.

Paul J. Hoenmans is a member of our Governance and Nominating Committee, Compensation Committee and Section 162(m) Subcommittee. Mr. Hoenmans is retired with over 35 years of senior executive level experience in the oil and gas industry. He served Mobil Oil Corporation in various executive capacities, most recently as director and Executive Vice President, with overall responsibility for policy, strategy, performance and stakeholder contact. From 1986 through 1996, he served as the President of Mobil Oil Corporation’s exploration and production division, with worldwide responsibility for upstream operations. Mr. Hoenmans held various other positions of senior executive level responsibility with Mobil since 1975, over both upstream and downstream operations worldwide throughout the Americas, Africa, Southeast Asia, the Middle East, Europe and Scandinavia. He received a B.S. in civil engineering from the University of British Columbia.

David B. Kilpatrick is Chairman of our Audit Committee and a member of the Compensation Committee and Section 162(m) Subcommittee. Mr. Kilpatrick has over 30 years of executive, management and operating experience in the oil and gas industry. Since 1998, he has been the President of Kilpatrick Energy Group, a consulting firm to oil and gas companies. Mr. Kilpatrick previously served as Chairman of the Board of PYR Energy Corporation, a privately held exploration and production company, and as a director of Whittier Energy Corporation, a publicly traded oil and gas exploration and production company. From 1996 to 1998, Mr. Kilpatrick was the President and Chief Operating Officer for Monterey Resources, Inc., an independent oil and gas company in California. From 1982 to 1996, he held various managerial positions at Santa Fe Energy Resources, an oil and gas production company. Mr. Kilpatrick is currently serving as a director of the California Independent Petroleum Association and the Independent Oil Producers Agency. He is also a director of BreitBurn Energy Partners, L.P., a publicly traded independent oil and gas limited partnership. Mr. Kilpatrick received a B.S. in petroleum engineering from the University of Southern California and a B.A. in geology and physics from Whittier College.

Jason G. New is a Senior Managing Director of GSO Capital Partners LP (“GSO”) and Co-Head of Distressed Investing for GSO. Mr. New focuses on managing GSO’s public investment portfolio with a specific emphasis on stressed and distressed companies and on sourcing direct distressed investment opportunities. Mr. New is also a member of the GSO Investment Committee. Before joining GSO in 2005, Mr. New was a senior member of Credit Suisse’s distressed finance group. Mr. New joined Credit Suisse in 2000 when it acquired Donaldson, Lufkin & Jenrette (“DLJ”) where he was a member of DLJ’s restructuring group. Prior to joining DLJ in 1999, he was an associate with the law firm of Sidley Austin LLP where he practiced law in the firm’s corporate reorganization group. Mr. New received a J.D. from Duke University School of Law and a B.A., magna cum laude, from Allegheny College.

D. Dwight Scott is a Senior Managing Director of GSO and Head of GSO’s Houston office. At GSO, Mr. Scott focuses on investments in the energy and power markets and is a member of GSO’s Investment Committee. Before joining GSO in 2005, Mr. Scott was an Executive Vice President and Chief Financial Officer of El Paso Corporation. Prior to joining El Paso in 2000, Mr. Scott served as a managing director in the energy investment banking practice of Donaldson, Lufkin & Jenrette. Mr. Scott earned a B.A. from the University of North Carolina at Chapel Hill and an M.B.A. from The University of Texas at Austin. He is currently a member of the board of directors of MCV Investors, Inc., a privately held power generation company, SandRidge Energy, Inc., a publicly traded oil and gas exploration and production company, United Engines, LLC, a privately held manufacturer of oilfield equipment, and Crestwood Midstream Partners, LLC, a privately held midstream company. Mr. Scott is also a member of the Board of Trustees of KIPP.

J. Robinson West is Chairman of our Compensation Committee and Section 162(m) Subcommittee. Mr. West is the founder and Chairman of the Board of PFC Energy, a consulting business covering all aspects of the oil, gas and power business. Prior to founding PFC in 1984, Mr. West served as the Assistant Secretary of the Interior for Policy, Budget and Administration, with responsibility for U.S. offshore oil policy. He is currently a member of the National Petroleum Council and the Council on Foreign Relations, as well as President of the Wyeth Endowment for American Art. Mr. West serves on the board of directors of Key Energy Services, Inc., a publicly traded rig-based well service company, and Lambert Energy Advisory Ltd., an upstream oil and gas corporate finance advisory business. He received a B.A. from the University of North Carolina at Chapel Hill and a J.D. from Temple University.

Governance Information

Director Independence

The Board determines the independence of each director and nominee for election as a director in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and the NYSE Amex independence standards, which are listed below. The Board also considers relationships that a director may have:

•	as a partner, shareholder or officer of organizations that do business with or provide services to Cheniere;

•	as an executive officer of charitable organizations to which we have made or make contributions; and

•	that may interfere with the exercise of a director’s independent judgment.

The NYSE Amex independence standards state that the following list of persons shall not be considered independent:

•	a director who is, or during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

•

a director who accepts, or has an immediate family member who accepts, any payments from the Company or any parent or subsidiary of the Company in excess of $120,000 during any period of twelve consecutive months within the past three fiscal years other than compensation for Board or committee services, compensation paid to an immediate family member who is a non-executive employee of the Company, compensation received for former service as an interim executive officer provided the interim service did not last longer than one year, or benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•

a director who is an immediate family member of an individual who is, or has been in any of the past three years, employed by the Company or any parent or subsidiary of the Company as an executive officer;

•

a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

•

a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the Company’s executive officers serve on the compensation committee of such other entity; or

•

a director who is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

At the Board meeting held on February 26, 2009, the Board determined that Messrs. Carney, Brandolini, Deutch, Hoenmans, Kilpatrick, New, Scott and West and Ms. Bailey are independent, and none of them has a relationship that may interfere with the exercise of his or her independent judgment. In connection with considering the independence of the members of the Board of Directors, the Board of Directors considered the Company’s transaction with GSO and the related party transactions discussed beginning on page 53 of this Proxy Statement and determined that Messrs. Brandolini, New and Scott are independent. Mr. Souki is not independent because he is an executive officer of the Company. Mr. Williams is not independent because, during the past three years, he served as an executive officer of the Company.

Director Nominations

Our Director Nomination Policy and Procedures are attached to the Governance and Nominating Committee’s written charter as Exhibit A, which is available on our website at www.cheniere.com. The Governance and Nominating Committee considers suggestions for potential director nominees to the Board of Directors from any source, including current members of the Board of Directors and our management, advisors and stockholders. The Governance and Nominating Committee of the Board of Directors evaluates potential nominees by reviewing their qualifications, results of personal and reference interviews and any other information deemed relevant. Director nominees are recommended to the Board of Directors by the Governance and Nominating Committee. The full Board of Directors will select and recommend candidates for nomination as directors for stockholders to consider and vote upon at the annual stockholders’ meeting. The Governance and Nominating Committee reviews and considers any candidates submitted by a stockholder or stockholder group in the same manner as all other candidates.

Qualifications for consideration as a director nominee vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum criteria for selection of members to serve on our Board of Directors include the following:

•	highest ethical standards and integrity,

•	willingness to act on and be accountable for Board decisions,

•	high level of education and/or business experience,

•	broad-based business acumen,

•	understanding of the Company’s business and industry,

•	strategic thinking and willingness to share ideas,

•	loyalty and commitment to driving the success of the Company,

•	network of contacts and

•	diversity of experiences, expertise and backgrounds among members of the Board of Directors.

A stockholder of the Company who is entitled to vote at a meeting of stockholders called for the election of directors may nominate candidates for election to the Board of Directors. Nominations made by a stockholder must be made by giving notice in writing to the Corporate Secretary of the Company before the later to occur of (i) 60 days prior to the date of the meeting of stockholders called for the election of directors or (ii) 10 days after the Board of Directors makes public disclosure of the date of such meeting. In no event will the public disclosure of an adjournment of an annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice must set forth the following information as to each person whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of capital stock of the Company that are then beneficially owned by such person, (iv) any other information relating to such person that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors of the Company and (v) such person’s written consent to being named as a nominee for election as a director and to serve as a director, if elected. A stockholder’s notice must also set forth the following information as to the stockholder giving the notice: (i) the stockholder’s name and address as they appear in the stock records of the Company, (ii) the class and number of shares of capital stock of the Company that are then beneficially owned by the stockholder, (iii) a description of all arrangements or understandings between the stockholder and each nominee for election as a director and any other person or persons (naming such person or persons), relating to the stockholder’s nomination and (iv) any other information required by law or regulation to be provided by a stockholder intending to nominate a person for election as a director of the Company.

Code of Conduct and Ethics

Our Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, is available on the Company’s website at www.cheniere.com.

Meetings and Committees of the Board

Our operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of the Company’s general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain Board functions are discharged by the Board’s standing Audit, Compensation and Governance and Nominating Committees. Members of the Audit, Compensation and Governance and Nominating Committees for a given year are selected by the Board following the annual stockholders’ meeting. During the fiscal year ended December 31, 2008, the Company’s Board of Directors held 16 meetings. Each incumbent member of the Board attended or participated in at least 75% of the aggregate number of (i) Board meetings and (ii) committee meetings held by each committee of the Board on which the director served, with the exception of Mr. Deutch who attended 70%. Although directors are not required to attend annual stockholders’ meetings, they are encouraged to attend such meetings. At the 2008 annual meeting of stockholders, all members of the Board of Directors were present with the exception of Mr. Brandolini and Mr. Carney who did not attend due to personal reasons.

Audit Committee

The Audit Committee’s members at December 31, 2008 were: David B. Kilpatrick, Vicky A. Bailey, Nuno Brandolini, and Keith F. Carney. Mr. Kilpatrick served as Chairman of the Audit Committee. Each member of the Audit Committee has been determined by the Board to be “independent” as defined by the NYSE Amex listing standards and by the SEC, and the Board has determined that Mr. Brandolini and Mr. Carney are “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The Audit Committee held 4 meetings during the fiscal year ended December 31, 2008.

The Audit Committee has a written charter, which is available on our website at www.cheniere.com. The Audit Committee is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee assists the Board in monitoring:

—	the integrity of the Company’s financial statements,

—	the qualifications, independence and performance of our independent accountants,

—	our internal audit function and systems of internal controls over financial reporting and disclosure controls and procedures,

—	the performance of our audit and accounting processes generally and

—	compliance by the Company with legal and regulatory requirements.

The Audit Committee provides for open, ongoing communication among the independent accountants, financial and senior management, compliance officers and the Board concerning our financial and compliance position and affairs. The Audit Committee has the power to conduct or authorize investigations into any matters within its scope of responsibilities and has sole authority to retain special legal, accounting or other consultants to advise the Audit Committee and to approve the fees and other retention terms of such consultants. The Audit Committee’s responsibility is oversight, and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and complying with applicable laws and regulations.

Compensation Committee

The Compensation Committee’s members at December 31, 2008 were: Keith F. Carney, Paul J. Hoenmans, David B. Kilpatrick and J. Robinson West. Mr. West served as Chairman of the Compensation Committee. Each Compensation Committee member has been determined by the Board to be free from any relationship that in the opinion of the Board would interfere with the exercise of independent judgment as a member of the Compensation Committee. Each member of the Compensation Committee is a non-employee director as defined in the rules and regulations of the SEC. Each member of the Compensation Committee also meets the independence requirements of the NYSE Amex. The Compensation Committee held 9 meetings during 2008.

The Compensation Committee reviews and approves the compensation policies, practices and plans of the Company pursuant to a written charter, which is available on our website at www.cheniere.com. The Chairman of the Compensation Committee, in consultation with other Compensation Committee members, members of management and the compensation consultant, determines the agenda and dates of Compensation Committee meetings.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a public company’s corporate income tax deduction is capped at $1 million per year for amounts paid to the company’s chief executive officer and three other highest paid executives (excluding the chief executive officer and chief financial officer). However, the $1 million cap does not apply to performance-based compensation that is paid because of the attainment of one or more pre-established and objective performance goals adopted by a compensation committee consisting of two or more “outside directors.” For a member of a compensation committee to be considered an outside director under Section 162(m) of the Code, the director must not:

•	be a current employee of the company,

•	be a former employee of the company who is receiving compensation for prior services,

•	be an officer or former officer of the company or

•	have received remuneration from the company for reasons other than being a director of the company.

Mr. Carney, a member of the Compensation Committee, is a former officer of Cheniere and, as such, is not considered independent under the Code. In order for performance-based compensation to meet the exemption of the $1 million cap, a Section 162(m) Subcommittee of all of the Compensation Committee members except for Mr. Carney was created. The purpose of the Section 162(m) Subcommittee is to monitor compliance by the Company with the requirements of Section 162(m) of the Code and to consider and approve performance-based awards. The Section 162(m) Subcommittee held 2 meetings during 2008.

The Compensation Committee’s charter is reviewed annually. Changes to the charter must be approved by the Board on the recommendation of the Compensation Committee. The charter provides that the Compensation Committee has the sole authority to retain and terminate any compensation consultant engaged to assist in the evaluation of compensation of directors and executive officers of the Company, including the sole authority to approve such consultant’s fees and other retention terms. Pursuant to the charter, the Compensation Committee and/or Section 162(m) Subcommittee have the following duties and responsibilities, among others:

•	establishing corporate goals and objectives for performance-based compensation and the maximum amount of performance-based compensation for a defined performance period,

•	approving performance-based compensation, if any, after the end of the performance period,

•	determining and approving the compensation level for the Chief Executive Officer and the other executive officers based on the Committee’s evaluations, and

•	establishing and periodically reviewing the Company’s compensation policy and strategy and making recommendations to the Board with respect to incentive compensation plans and equity-based plans.

Compensation Committee Interlocks and Insider Participation

Mr. Carney, who serves as a member of the Compensation Committee, was formerly an officer of the Company. Mr. Carney served as Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997 and Executive Vice President from 1997 through August 2001. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Director Compensation

The compensation paid to our directors for the year ended December 31, 2008, is set forth in the following table:

Director Compensation Table for Fiscal 2008

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vicky A. Bailey (3)	$80,000	$98,194	—	—	—	—	$178,194
Nuno Brandolini (4)	—	$237,957	—	—	—	—	$237,957
Keith F. Carney (5)	—	$274,159	—	—	—	$3,616	$277,775
John M. Deutch (6)	—	$183,644	—	—	—	—	$183,644
Paul J. Hoenmans (7)	—	$237,957	—	—	—	—	$237,957
David B. Kilpatrick (8)	—	$274,159	—	—	—	—	$274,159
Jason G. New (9)	—	$2,398	—	—	—	—	$2,398
D. Dwight Scott (10)	—	$2,398	—	—	—	—	$2,398
J. Robinson West (11)	$45,000	$208,507	—	—	—	—	$253,507
Walter L. Williams (12)	$23,333	$7,058	—	—	—	$3,854	$34,245

(1)	Charif Souki is an executive officer of the Company and did not receive additional compensation for his service as a director. Mr. Williams served as an executive officer of the Company until July 31, 2008 and did not receive additional compensation for his services as a director until that time. Mr. New and Mr. Scott became directors of the Company in August 2008.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R). For discussion of valuation assumptions, see footnote 21 to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2009.

(3)	Ms. Bailey was granted 15,905 shares of restricted stock in 2008 with a grant date fair value of $80,002. As of December 31, 2008, she held a total of 25,000 stock options and 16,692 shares of restricted stock.

(4)	Mr. Brandolini was granted 31,810 shares of restricted stock in 2008 with a grant date fair value of $160,004. As of December 31, 2008, he held a total of 33,385 shares of restricted stock.

(5)	Mr. Carney was granted 35,786 shares of restricted stock in 2008 with a grant date fair value of $180,004. As of December 31, 2008, he held a total of 37,676 shares of restricted stock. Mr. Carney also had use of an office and parking space at the Company’s headquarters during 2008. The pro rata amount of office lease expense related to that space was approximately $1,726 and the parking expense was approximately $1,890.

(6)	Mr. Deutch was granted 33,798 shares of restricted stock in 2008 with a grant date fair value of $170,004. As of December 31, 2008, he held a total of 25,000 stock options and 34,585 shares of restricted stock.

(7)	Mr. Hoenmans was granted 31,810 shares of restricted stock in 2008 with a grant date fair value of $160,004. As of December 31, 2008, he held a total of 33,385 shares of restricted stock.

(8)	Mr. Kilpatrick was granted 35,786 shares of restricted stock in 2008 with a grant date fair value of $180,004. As of December 31, 2008, he held a total of 37,676 shares of restricted stock.

(9)	Mr. New was elected as a director on August 15, 2008 and was granted 21,429 shares of restricted stock in 2008 with a grant date fair value of $67,501. As of December 31, 2008, he held a total of 21,429 shares of restricted stock.

(10)	Mr. Scott was elected as a director on August 15, 2008 and was granted 21,429 shares of restricted stock in 2008 with a grant date fair value of $67,501. As of December 31, 2008, he held a total of 21,429 shares of restricted stock.

(11)	Mr. West was granted 17,893 shares of restricted stock in 2008 with a grant date fair value of $90,002. As of December 31, 2008, he held a total of 30,000 stock options and 19,468 shares of restricted stock.

(12)	Mr. Williams became a non-employee director effective as of August 1, 2008 and was granted 25,926 shares of restricted stock in 2008 with a grant date fair value of $70,000. As of December 31, 2008, he held a total of 25,926 shares of restricted stock. Mr. Williams also had use of an office, parking space, laptop and blackberry at the Company’s headquarters during 2008. The pro rata amount of office lease expense related to that space was approximately $719, the parking expense was approximately $1,050 and the laptop/blackberry expense was approximately $2,085.

During the fiscal year ended December 31, 2008, the Board of Directors approved compensation, payable as of June 16, 2008, of $160,000 to non-employee directors for service for the period from the 2008 Annual Meeting of Stockholders through the 2009 Annual Meeting of Stockholders. The Board also awarded the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Lead Director additional compensation of $20,000 each and the Chairman of the Governance and Nominating Committee additional compensation of $10,000 for the additional time required to perform their responsibilities. The Board of Directors approved compensation for Mr. Williams, payable as of September 15, 2008, of $140,000 for his term of board service from August 1, 2008 through the 2009 Annual Meeting of Stockholders. The Board of Directors approved compensation for each of Mr. New and Mr. Scott, payable as of December 18, 2008, of $135,000 for their term of service from August 15, 2008 through the 2009 Annual Meeting of Stockholders. In order to provide the directors some flexibility on the type and timing of the compensation, directors were given the option to elect payment of such amounts 100% in restricted stock or 50% in restricted stock and 50% in cash. Cash payments are made quarterly. The number of shares of restricted stock issued was determined based on the closing price of the Company’s common stock as reported by NYSE Amex on the date payable (for June 16, 2008: $5.03; for September 15, 2008: $2.70; and for December 18, 2008: $3.15). The directors’ restricted stock vests on the first anniversary of the date of grant.

PROPOSAL 2—APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES

Our Restated Certificate of Incorporation currently authorizes us to issue up to 120,000,000 shares of common stock, $.003 par value, and 5,000,000 shares of preferred stock, $.001 par value. The Board of Directors has adopted, subject to stockholder approval, an amendment to our Restated Certificate of Incorporation to increase the authorized number of shares of our common stock from 120,000,000 shares to 240,000,000 shares. Attached hereto as Exhibit A is the amendment, as approved by the Board of Directors and as submitted to our stockholders for their approval.

As of March 2, 2009, of the 120,000,000 shares of common stock presently authorized, 52,225,633 shares were issued and outstanding, 3,660,262 shares were reserved for issuance under our stock plans, 9,175,595 shares were reserved for issuance under our $325,000,000 convertible notes due 2012, 50,000,000 shares were reserved for issuance under a convertible loan agreement entered into in August 2008 and 4,938,510 shares were not reserved for any specific use and were available for future issuance. In addition, in this Proxy Statement we are seeking the approval from the stockholders to increase the number of shares of common stock available for issuance under the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan (the “2003 Plan”) from 11,000,000 shares to 21,000,000 shares (see Proposal 3 beginning on page 11 of this Proxy Statement). If our stockholders approve Proposals 2 and 3, we will have 114,938,510 shares of common stock that are not reserved for any specific use and are available for future issuances.

The Board of Directors believes that the 4,938,510 shares of common stock that are not reserved for any specific use and which currently are available for issuance do not provide the Company with sufficient flexibility to act in a timely manner in meeting future stock needs. We anticipate that the Company may in the future need to issue additional shares in connection with one or more of the following:

•	incentive and employee benefit plans,

•	strategic investments,

•	financing transactions, such as offerings of common stock or convertible securities, and

•	otherwise for corporate purposes that have not yet been identified.

In order to provide the Board of Directors with certainty and flexibility to undertake such transactions and issue additional shares of common stock, the Board of Directors believes that it is in the best interests of the Company at this time to increase the number of authorized shares of our common stock. Specifically, on February 25, 2009, the Section 162(m) Subcommittee approved grants of phantom stock awards for members of our Executive Committee and certain designated officers and consultants (the “2009 Phantom Stock Awards”) pursuant to the 2003 Plan. The 2009 Phantom Stock Awards granted to executive officers vest based both on time and performance and are described in more detail in the Compensation Discussion and Analysis under 2009 Phantom Stock Awards beginning on page 39 of this Proxy Statement. The 2009 Phantom Stock Awards granted to the other designated officers vest either based both on time and performance or based only on time in three equal annual installments on December 15, 2009, 2010 and 2011 depending on the officer’s position with the Company. The 2009 Phantom Stock Awards may be settled in cash or in shares of our common stock at the discretion of the Compensation Committee. Our compensation philosophy for our executive officers generally emphasizes awards paid in equity rather than cash compensation; however, approval of Proposals 2 and 3 is necessary for the settlement of the 2009 Phantom Stock Awards in shares of common stock because currently there are not sufficient shares authorized under our certificate of incorporation or available under our 2003 Plan. The Section 162(m) Subcommittee has also agreed to make an additional grant of 800,000 shares of phantom stock to Mr. Souki upon the approval by the stockholders of Proposal 3, including in particular an amendment to our 2003 Plan to increase the maximum number of shares of common stock that can be granted to any one individual under the 2003 Plan during a calendar year from 1,000,000 to 3,000,000 shares of common stock. The Board of Directors has no other specific plans, proposals or arrangements, written or otherwise, at this time to issue any of the proposed additional authorized shares of common stock.

If this Proposal 2 is adopted, the additional authorized shares of common stock may be issued upon the approval of the Board of Directors at such times, in such amounts, and upon such terms as the Board of Directors may determine, without further approval of the stockholders, unless such approval is expressly required by applicable law, regulatory agencies or any exchange or quotation service on which our common stock may then be listed. The ability of the Board of Directors to issue shares from the additional authorized shares will allow the Board of Directors to perform the functions for which it is currently empowered under our Restated Certificate of Incorporation and Amended and Restated By-laws in executing certain transactions, such as acquisitions, investments, debt reduction financings or other transactions, pursuant to which such additional authorized shares could be issued without further stockholder approval of the specific transaction.

Our stockholders do not have preemptive rights with respect to future issuances of additional shares of common stock, which means that current stockholders do not have a prior right to purchase any new issue of common stock of the Company in order to maintain their proportionate ownership interest. As a result, the issuance of a significant amount of additional authorized common stock (other than as the result of a stock split or other pro rata distribution to stockholders) would result in a significant dilution of the beneficial ownership interests and/or voting power of each stockholder who does not, or who does not have an opportunity to, purchase additional shares to maintain his or her pro rata interest. As additional shares are issued, the shares owned by our existing stockholders will represent a smaller percentage ownership interest in the Company. In addition, the issuance of additional shares of, or securities convertible into, our common stock could result in a decrease in the trading price of our common stock, depending on the price at which such shares are issued.

Recommendation of the Board of Directors

The Board of Directors unanimously approved the amendment to our Restated Certificate of Incorporation and has determined that such amendment is advisable and in the best interests of the Company and our stockholders. The Board of Directors recommends a vote FOR approval of the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 240,000,000 shares.

PROPOSAL 3—APPROVAL OF AMENDMENT NO. 4 TO THE CHENIERE ENERGY, INC. AMENDED AND RESTATED 2003 STOCK INCENTIVE PLAN

The Board of Directors unanimously adopted the 2003 Plan in November 2003, and the stockholders approved the 2003 Plan in January 2004. The 2003 Plan was amended and restated in September 2005. The stockholders approved an increase in the number of shares of common stock available for issuance under the 2003 Plan in February 2005 and in May 2006.

Proposed Amendment

On November 18, 2008, the Board of Directors adopted Amendment No. 4 to the 2003 Plan, and on February 19, 2009, the Board of Directors further amended the 2003 Plan (collectively, “Amendment No. 4”). Amendment No. 4 effects an increase in the number of shares of common stock available for issuance under the 2003 Plan from 11,000,000 shares to 21,000,000 shares (subject to adjustment for stock dividends, stock splits and certain other changes in capitalization, pursuant to the terms of the 2003 Plan), an increase to the maximum number of shares that can be granted to any one individual during a calendar year from 1,000,000 to 3,000,000 shares of common stock, an increase to the aggregate cash awards that may be payable to an individual during any calendar year from $10 million to $25 million and adds an additional business criterion relating to contracted LNG quantity to the list of permissible business criteria pursuant to which Performance Awards (as defined below) may be granted under the 2003 Plan. The Board of Directors adopted Amendment No. 4 to ensure that there will be a sufficient reserve of shares to permit further award grants under the 2003 Plan to employees, consultants and non-employee directors at levels to be determined by management and the Compensation Committee.

Approval of Amendment No. 4 (i) requires the affirmative vote of the holders of a majority of the shares entitled to vote on such matter and are present at the Meeting and (ii) is subject to the approval by the stockholders of Proposal 2. If the stockholders approve Proposal 2 and Proposal 3, Amendment No. 4 will be effective as of the date of the adoption by the stockholders. Attached hereto as Exhibit B is Amendment No. 4 to the 2003 Plan, as approved by the Board of Directors and as submitted to our stockholders for their approval.

Summary of the 2003 Plan

Below is a summary of the terms of the 2003 Plan, as amended by Amendment No. 4, which is qualified in its entirety by reference to the full text of the 2003 Plan, which may be obtained, at no cost, from the Company.

Purpose of the 2003 Plan

The 2003 Plan is designed to promote the interests of the Company and our stockholders by encouraging employees, consultants and non-employee directors of the Company or its affiliates to acquire or increase their equity interests in the Company, thereby giving them added incentive to work toward the continued growth and success of the Company. A further purpose of the 2003 Plan is to enable the Company and its affiliates to better compete for the services of the individuals needed for the continued growth and success of the Company. Accordingly, the 2003 Plan provides for the following:

•	discretionary grants to employees of the Company or our affiliates of stock options that constitute incentive stock options (“Incentive Stock Options”) as defined in Section 422 of the Code; and

•

discretionary grants to employees, consultants, and non-employee directors of the Company or our affiliates of (a) stock options that do not constitute Incentive Stock Options (“Non-qualified Stock Options”), (b) shares of common stock for a cash purchase price not greater than the fair market value of such shares (“Purchased Stock Awards”), (c) the right to receive shares of common stock or cash payments, each up to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of a share of common stock on the date the stock appreciation right was granted (“Stock Appreciation Rights”), (d) shares of common stock (“Bonus Stock Awards”), (e) the right to receive a specified number of shares of common stock or cash equal to the fair market value of a specified number of shares of common stock at the end of a Restricted Period (as defined in the 2003 Plan) or on the last day of a specified deferral period (“Phantom Stock Awards”), (f) shares of common stock that are subject to restrictions on disposition and forfeiture to the Company under certain circumstances (“Restricted Stock Awards”), (g) cash and/or stock payments that may be earned based on the satisfaction of various performance measures (“Performance Awards”), and (h) other stock- or performance-based awards (“Other Stock or Performance-Based Awards”).

We believe that the 2003 Plan is a valuable compensation component for the Company and can help further the success of the Company by aligning the interests of our employees, officers, directors and consultants with those of the Company and stockholders through ownership of the Company’s common stock.

Historical Grant Information

As of March 2, 2009, there were 2,486,318 shares of common stock available for issuance under the 2003 Plan. An aggregate of 770,887 stock options were outstanding under the 2003 Plan on March 2, 2009. Based on 52,225,633 shares of common stock issued and outstanding as of March 2, 2009, the shares subject to existing stock options and the shares currently available for issuance under the 2003 Plan represent approximately 6.2% of the Company’s outstanding shares.

Administration

The 2003 Plan is administered by the Compensation Committee or, if there is no Compensation Committee, the Board of Directors. With respect to any award granted to a Covered Employee that is intended to be “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Section 162(m) Subcommittee, which is comprised solely of two or more non-employee directors who also qualify as “outside directors” (as described under Section 162(m) of the Code, makes performance-based award decisions (such Committee or the Compensation Committee, as applicable, the “Committee”). A Covered Employee is the Chief Executive Officer of the Company and each other officer of the Company that is required to be treated as a “covered employee” for purposes of applying Section 162(m) of the Code to awards.

The Committee has full authority, subject to the terms of the 2003 Plan, to establish rules that it deems relevant for the proper administration of the 2003 Plan, to select the employees, consultants and non-employee directors to whom awards are granted, and to set the type and size of awards that are made and the other terms of the awards. When granting awards, the Committee may consider any factors that it deems relevant.

The Board has established an Equity Grant Committee and has appointed Charif Souki, Chairman of the Board, Chief Executive Officer and President of the Company, as the sole member of that Committee to act on behalf of the Board and the Compensation Committee to grant Restricted Stock Awards and stock options to eligible employees and consultants (other than Covered Employees). Restricted Stock Awards made by the Equity Grant Committee in a calendar year cannot exceed 25,000 shares of restricted stock per recipient or an aggregate of 400,000 shares of restricted stock to all recipients. Stock option awards made by the Equity Grant Committee in a calendar year cannot exceed 100,000 stock options per recipient or an aggregate of 1,000,000 stock options to all recipients. The Compensation Committee periodically ratifies all stock options and Restricted Stock Awards granted by the Equity Grant Committee.

Eligibility

All employees, consultants, and non-employee directors of the Company and our affiliates are eligible to participate in the 2003 Plan. The selection of those employees, consultants, and non-employee directors, from among those eligible, who will receive Incentive Stock Options, Non-qualified Stock Options, Purchased Stock Awards, Stock Appreciation Rights, Bonus Stock Awards, Phantom Stock Awards, Restricted Stock Awards, Performance Awards, Other Stock or Performance-Based Awards, or any combination thereof is within the discretion of the Committee. However, Incentive Stock Options may be granted only to employees of the Company or our affiliates. As of February 27, 2009, there were approximately 212 employees, one consultant and 10 non-employee directors eligible to participate in the 2003 Plan.

Term of 2003 Plan

The 2003 Plan became effective on January 29, 2004. If not sooner terminated, the 2003 Plan will terminate after the tenth anniversary of the effective date, and no further awards may be granted thereafter. The Board of Directors, in its discretion, may terminate the 2003 Plan at any time with respect to any shares of common stock for which awards have not theretofore been granted.

Term of Awards

The term of any stock option, Stock Appreciation Right, Phantom Stock Award or Restricted Stock Award may not exceed a period of ten years.

Stock Options

a. Term of Option. The term of each stock option is as specified by the Committee at the date of grant but cannot exceed ten years.

b. Acceleration of Vesting. Unless an individual award agreement provides otherwise, stock options vest upon termination by the Company without cause or by the participant with good reason, termination for any reason within one year of a change of control, termination upon death or disability or such other events as the Committee determines.

c. Exercise Price. The exercise price is determined by the Committee and can be no less than the fair market value of the shares on the date that the stock option is granted.

d. Special Rules for Certain Stockholders. If an Incentive Stock Option is granted to an employee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary, then the term of the stock option cannot exceed five years, and the exercise price must be at least 110% of the fair market value of the shares on the date that the stock option is granted.

e. Size of Grant. Subject to the aggregate maximum number of shares available to be granted under the 2003 Plan, the number of shares for which a stock option is granted to an employee, consultant or non-employee director is determined by the Committee. The Committee may adjust the number and kind of shares for which a stock option is granted to reflect certain corporate transactions and changes in capitalization.

f. Status of Stock Options. The status of each stock option granted to an employee as either an Incentive Stock Option or a Non-qualified Stock Option is designated by the Committee at the time of grant. If, however, the aggregate fair market value (determined as of the date of grant) of shares with respect to which Incentive Stock Options become exercisable for the first time by an employee exceeds $100,000 in any calendar year, the stock options with respect to the excess shares are Non-qualified Stock Options. All stock options granted to consultants and non-employee directors are Non-qualified Stock Options.

g. Payment. The Committee may determine the method by which the stock option price may be paid upon exercise, including in cash, check, other shares of Common Stock or stock options to purchase Common Stock owned by the optionee. The 2003 Plan also allows the Committee, in its discretion, to establish procedures pursuant to which an optionee may affect a cashless exercise of a stock option.

h. Amendment. The Committee may amend an exercisable stock option with the consent of the optionee. As to stock options not immediately exercisable, the Committee may accelerate the terms at which such stock options may be exercised. The Committee may also grant new stock options in exchange for outstanding stock options having a lower exercise price than the surrendered stock options.

i. Transferability. An Incentive Stock Option is not transferable other than by will or the laws of descent and distribution, and may be exercised during the employee’s lifetime only by the employee or his or her guardian or legal representative. A Non-qualified Stock Option is not transferable other than by will or the laws of descent and distribution, pursuant to a domestic relations order, or with the consent of the Committee, for estate planning purposes to one or more immediate family members or related family trusts or partnerships or similar entities.

j. Reload Options. In the discretion of the Committee, a Non-qualified Stock Option may include a right which entitles the participant, upon (i) the exercise of such stock option prior to termination of employment or service and (ii) payment of the exercise price in shares of common stock owned for at least six months, to receive a new Non-qualified Stock Option called a “Reload Option” to purchase shares of common stock equal to the number of whole shares delivered in payment of the exercise price at the fair market value per share of common stock on the date of exercise of the original Non-qualified Stock Option.

k. Limitations on Exercise. No Incentive Stock Option may be exercised more than (i) three months after the optionee ceases to be an employee for any reason other than death or disability or (ii) one year after the optionee ceases to be an employee due to death or disability. No Non-qualified Stock Option may be exercised more than (i) six months after the optionee ceases to be an employee for any reason other than death or disability or (ii) one year after the optionee ceases to be an employee due to death or disability.

l. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Non-qualified Stock Options and Incentive Stock Options under the 2003 Plan.

Purchased Stock Awards

a. Eligible Persons. The Committee has authority to sell shares of common stock to such employees, consultants and non-employee directors as it selects.

b. Purchase Price. The purchase price per share is determined by the Committee, but cannot exceed the fair market value per share at the time of purchase. The purchase price is to be paid in cash.

c. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Purchased Stock Awards under the 2003 Plan.

Stock Appreciation Rights

a. Rights Related to Stock Options. A Stock Appreciation Right granted in connection with a stock option entitles the participant to surrender all or part of the stock option for a cash payment at such time and to the extent such stock option is exercisable. Any such Stock Appreciation Right is transferable only to the extent the related stock option is transferable.

b. Rights Without Stock Options. A Stock Appreciation Right granted independently of a stock option is exercisable as determined by the Committee and set forth in the applicable award agreement.

c. Terms. The Committee determines at the date of grant the times at which and the circumstances under which a Stock Appreciation Right may be exercised (including based on achievement of performance goals and/or future service requirements), the method of exercise, whether the Stock Appreciation Right is in combination with another award, and any other terms and conditions of any Stock Appreciation Right.

d. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Stock Appreciation Rights under the 2003 Plan.

Bonus Stock Awards

The Committee may grant shares of common stock to employees, consultants and non-employee directors on terms and conditions established by the Committee, which grant shall constitute a transfer of unrestricted shares of common stock to such recipients without payment.

Phantom Stock Awards

a. Restrictions and Forfeiture. Phantom Stock Awards under the 2003 Plan are subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose. A Phantom Stock Award terminates if the recipient’s employment with or service to the Company terminates during the applicable restricted or deferral period, except as otherwise determined by the Committee or set forth in any agreement pertaining to a Phantom Stock Award.

b. Performance Goals. If the Committee determines a Phantom Stock Award constitutes performance-based compensation for purposes of Section 162(m) of the Code, the grant or settlement of the award shall, in the Committee’s discretion, be subject to the achievement of performance goals.

c. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Phantom Stock Awards under the 2003 Plan.

Restricted Stock Awards

a. Transfer Restrictions and Forfeiture Obligations. Restricted Stock Awards are subject to certain restrictions on the disposition thereof and certain obligations to forfeit and surrender such shares to the Company as may be determined in the discretion of the Committee. Prior to the lapse of such restrictions, the participant may not transfer such shares. The Company may purchase or recover such shares for the amount of cash paid therefore, if any, if (i) the participant terminates his or her employment with or service to the Company prior to the lapse of such restrictions, subject to accelerated vesting or (ii) the Restricted Stock Award is forfeited by the participant pursuant to the terms of the award. Upon the issuance of shares of common stock pursuant to a Restricted Stock Award, except for the foregoing restrictions and unless otherwise provided, the recipient of the award will have all of the rights of a stockholder of the Company with respect to such shares, including the right to vote such shares and to receive all dividends or other distributions paid with respect to such shares.

b. Accelerated Vesting. Unless the individual award agreement provides otherwise, any unvested shares of a Restricted Stock Award vest if the participant’s employment with or service to the Company is terminated without cause by the Company, the participant terminates his or her employment with or service to the Company for good reason or the participant is terminated for any reason within one year of a change of control or due to death or disability.

c. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Restricted Stock Awards under the 2003 Plan.

Performance Awards

a. Performance Period. The Committee may grant Performance Awards under the 2003 Plan that may be paid in common stock, cash or a combination thereof as determined by the Committee. Performance Awards are granted based on performance criteria measured over a period of not less than one year and not more than three years.

b. Performance Measures. The Committee uses one or more of the following business criteria in establishing performance goals for Performance Awards with respect to the Company, on a consolidated basis, and/or for specified subsidiaries, divisions or business or geographical units of the Company: earnings per share; increase in revenues; increase in cash flow; increase in cash flow return; return on net assets; return on assets; return on investment; return on equity; economic value added; gross margin; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; earnings before taxes and depreciation; pretax operating earnings after interest expense and before incentives, service fees and extraordinary or special items; operating income; stock price measures (including growth measures and total stockholder return); price per share of common stock; debt reduction; contracted LNG quantity or any of the above goals determined on an absolute or relative basis as compared to the performance of a published or special index deemed applicable by the Committee.

c. Payment. Following the end of the performance period, the Committee determines and certifies in writing the amount payable to the holder of the Performance Award based on the achievement of the performance measures for such performance period. Payments are made in cash, common stock or a combination thereof as determined by the Committee. The Committee may exercise its discretion to increase amounts payable under any Performance Award except for awards designed to comply with Section 162(m) of the Code.

d. Performance Awards Under Section 162(m) of the Code. A Performance Award granted to a person designated by the Committee who is likely to be a Covered Employee constitutes “performance-based compensation” within the meaning of Section 162(m) of the Code, and the terms of such awards are to be interpreted consistently with Section 162(m).

e. Other Terms and Conditions. The Committee may establish other terms and conditions for Performance Awards under the 2003 Plan.

Other Stock or Performance-Based Awards

a. General. The Committee may grant to employees, consultants and non-employee directors Other Stock or Performance-Based Awards which consist of a right denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock or cash.

b. Other Terms and Conditions. The Committee may establish other terms and conditions for Other Stock or Performance-Based Awards under the 2003 Plan.

Amendments

The Board of Directors may amend, suspend or terminate the 2003 Plan; however, any change that would terminate an award or impair the rights of a participant in any material respect with respect to an award previously granted requires the participant’s consent. Furthermore, any amendment which would constitute a “material revision” of the 2003 Plan (as that term is used in the rules of the NYSE Amex is subject to stockholder approval.

Federal Income Tax Aspects of the 2003 Plan

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the 2003 Plan as normally operated and is not intended to provide or supplement tax advice to eligible employees, consultants or directors. The summary contains general statements based on current

U.S. federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes.

Incentive Stock Options. Incentive Stock Options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant of an Incentive Stock Option. The optionee would recognize no ordinary taxable income upon exercise of an Incentive Stock Option or later disposition of shares acquired pursuant to his or her exercise of an Incentive Stock Option if the optionee (a) does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date that the stock option was granted or within the one-year period beginning on the date that the stock option was exercised (collectively, the “holding period”) and (b) is an employee of the Company or any of our subsidiaries at all times beginning on the day of grant and ending on the day three months before the date of exercise. With respect to an Incentive Stock Option, the difference between the fair market value of the stock on the date of exercise and the exercise price must generally be included in the optionee’s alternative minimum taxable income for the year in which such exercise occurs. However, if the optionee exercises an Incentive Stock Option and disposes of the shares received in the same taxable year and the amount realized is less than the fair market value of the shares on the date of exercise, then the amount included in the alternative minimum taxable income of the optionee will not exceed the amount realized over the adjusted basis of the shares.

Upon disposition of the shares received upon exercise of an Incentive Stock Option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. In such event, the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the Incentive Stock Option or the disposition of the shares so acquired. If an optionee disposes of shares acquired pursuant to his or her exercise of an Incentive Stock Option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as ordinary income is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

Non-qualified Stock Options and Stock Appreciation Rights. As a general rule, no federal income tax is imposed on the optionee upon the grant of a Non-qualified Stock Option such as those under the 2003 Plan (whether or not including a Stock Appreciation Right), and the Company is not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of a Non-qualified Stock Option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of a Stock Appreciation Right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received and/or the fair market value of the shares distributed to the optionee. Upon the exercise of a Non-qualified Stock Option or a Stock Appreciation Right, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee assuming any federal income tax reporting requirements are satisfied.

Upon a subsequent disposition of the shares received upon exercise of a Non-qualified Stock Option or a Stock Appreciation Right, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss.

Restricted Stock Awards. The recipient of a Restricted Stock Award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses and the individual vests in the underlying shares, the holder will realize ordinary income in an amount equal to the fair market value of the shares of common stock at such time, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock Award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m) of the Code, deductible as such by the Company.

Upon a subsequent disposition of the shares received pursuant to a Restricted Stock Award, other than a share for which the Section 83(b) election is made as discussed below, the difference between the amount realized on the disposition of the shares and the fair market value of the shares on the vest date would be treated as a capital gain or loss.

Notwithstanding the foregoing, the holder of a Restricted Stock Award may elect under Section 83(b) of the Code to be taxed at the time of grant of the Restricted Stock Award based on the fair market value of the shares of common stock on the date of the award, in which case (a) subject to Section 162(m) of the Code, the Company will be entitled to a deduction at the same time and in the same amount, (b) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the Company, and (c) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made not later than 30 days after the grant of the Restricted Stock Award and is irrevocable.

Upon a subsequent disposition of Restricted Stock Award shares for which the Section 83(b) election is made, the difference between the fair market value of the shares on the disposition date and the fair market value of the shares on the date of grant would be treated as a capital gain or loss.

Performance Awards, Phantom Stock Awards and Other Stock or Performance-Based Awards. An individual who has been granted a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award generally will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. Whether a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award is paid in cash or shares of common stock, the individual will have taxable compensation and, subject to the application of Section 162(m) of the Code as discussed below, the Company will have a corresponding deduction. The measure of such income and deduction will be the amount of any cash paid and the fair market value of any shares of common stock either at the time the Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award is paid or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”)) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the individual elects to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect to a Performance Award, Phantom Stock Award, or Other Stock or Performance-Based Award prior to the actual issuance of shares under the award will be compensation income to the individual and, subject to the application of Section 162(m) of the Code as discussed below, deductible as such by the Company.

Upon a subsequent disposition of the shares received pursuant to a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award, the difference between the amount realized on the disposition of the shares and the fair market value of the shares on the vest date would be treated as a capital gain or loss.

Bonus Stock Awards. In general, a participant who receives a Bonus Stock Award will be taxed on the fair market value of the shares of common stock on the date the shares are issued to the individual. The Company will be entitled to a deduction for a corresponding amount. Upon a subsequent disposition of the shares received pursuant to a Bonus Stock Award, the difference between the amount realized on the disposition of the shares and the fair market value of the shares on the vest date would be treated as a capital gain or loss.

Purchased Stock Awards. In general, a participant who is given the right to purchase stock at fair market value does not recognize taxable income, and the Company is not entitled to a deduction until such right is exercised. If and when stock is purchased by a participant at less than its fair market value at the date of purchase, the participant recognizes income and the Company receives a deduction for the amount of the difference. Upon a subsequent disposition of the shares received pursuant to a Purchased Stock Award, the difference between the amount realized on the disposition of the shares and the fair market value of the shares on the purchase date would be treated as a capital gain or loss.

Section 162(m) of the Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1,000,000 paid to its chief executive officer or any of its three other highest-paid executives (excluding the chief executive officer and chief financial officer). However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, the Company’s ability to deduct compensation expense generated in connection with the exercise of stock options granted by the Committee under the 2003 Plan should not be limited by Section 162(m) of the Code. Furthermore, the Company believes that compensation expense generated in connection with Performance Awards granted by the Committee under the 2003 Plan should not be limited by Section 162(m) of the Code. The 2003 Plan has been designed to provide flexibility with respect to whether Restricted Stock Awards or Phantom Stock Awards granted by the Committee will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. Assuming no election is made under Section 83(b) of the Code with respect to a Restricted Stock Award, if the lapse of the forfeiture restrictions relating to a Restricted Stock Award or Phantom Stock Award granted by the Committee is based solely upon the satisfaction of one of the performance criteria set forth in the 2003 Plan, then the Company believes that the compensation expense deduction relating to such an award should not be limited by Section 162(m) of the Code if the Restricted Stock Award or Phantom Stock Award becomes vested. However, compensation expense deductions relating to Restricted Stock Awards or Phantom Stock Awards granted by the Committee will be subject to the Section 162(m) deduction limitation if the Restricted Stock Award becomes vested based upon any other criteria set forth in such award (such as the occurrence of a change of control or vesting based solely upon continued service with the Company). Furthermore, the income generated in connection with all awards granted under the 2003 Plan by the Equity Grant Committee will not qualify as performance-based compensation and, accordingly, the Company’s deduction for such compensation may be limited by Section 162(m) of the Code.

The 2003 Plan is not qualified under Section 401(a) of the Code.

Section 409A of the Internal Revenue Code

Some awards issued under the 2003 Plan may be considered non-qualified deferred compensation that is subject to special rules under Section 409A of the Code. In such event, the Committee will generally design and administer such award to comply with the rules of Section 409A; however, there is no commitment or guarantee that any federal, state, or local tax treatment will apply or be available to any person who participates in the 2003 Plan.

Inapplicability of ERISA

Based upon current law and published interpretations, the Company does not believe that the 2003 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Plan Awards

On February 25, 2009, the Section 162(m) Subcommittee approved an aggregate grant of 6,345,000 2009 Phantom Stock Awards to our named executive officers and certain other designated officers and consultants under the 2003 Plan. The 2009 Phantom Stock Awards granted to executive officers vest based both on time and performance and are described in more detail in the Compensation Discussion and Analysis under 2009 Phantom Stock Awards beginning on page 39 of this Proxy Statement. The 2009 Phantom Stock Awards granted to the other designated officers vest either based both on time and performance or based only on time in three equal annual installments on December 15, 2009, 2010 and 2011 depending on the officer’s position with the Company. The following table sets forth the number of shares that may be issuable under the 2009 Phantom Stock Awards and the number of shares issuable upon the exercise of outstanding stock options issued under the 2003 Plan to the following persons: (i) each of the named executive officers, (ii) all current executive officers, as a group, (iii) all current directors who are not executive officers, as a group, and (iv) all employees, including all current officers who are not executive officers, as a group. Discretionary grants to officers, directors and employees are permitted under the 2003 Plan and are not determinable at this time.

New Plan Benefits

Name and Position	Number of shares Underlying Outstanding Stock Options	Number of shares Underlying 2009 Phantom Stock Awards
Charif Souki Chairman, Chief Executive Officer and President	—	1,800,000	(1)
Zurab S. Kobiashvili (2) Former Senior Vice President and General Counsel	—	—
Don A. Turkleson (2) Senior Vice President	—	—
Jean Abiteboul Senior Vice President—International	—	450,000
H. Davis Thames Senior Vice President—Marketing	—	450,000
Executive Group (6 persons total)	168,734	3,600,000
Non-Executive Director Group	50,000	—
Non-Executive Officer Employee Group	533,753	2,295,000

(1)	Mr. Souki received a grant of 1,000,000 2009 Phantom Stock Awards. In addition, the Section 162(m) Subcommittee agreed to make an additional grant of 800,000 shares of phantom stock to Mr. Souki upon the approval by the Company’s stockholders of Amendment No. 4 to the 2003 Plan, which will increase the maximum number of shares of common stock that can be granted to any one individual under the 2003 Plan during a calendar year from 1,000,000 to 3,000,000 shares, pursuant to this Proposal 3.

(2)	Mr. Kobiashvili retired from the Company on January 31, 2009, and Mr. Turkleson resigned as the Chief Financial Officer of the Company effective March 1, 2009.

Recommendation of the Board of Directors

The Board of Directors unanimously approved Amendment No. 4 to the 2003 Plan and believes Amendment No. 4 is in the best interests of the Company and our stockholders. The Board of Directors recommends that the stockholders approve Amendment No. 4 to the 2003 Plan and, accordingly, recommends a vote FOR Proposal 3.

Equity Compensation Plan Information

The following table provides information about our compensation plans as of December 31, 2008. The equity compensation plans approved by our stockholders include the Cheniere Energy, Inc. Amended and Restated 1997 Stock Option Plan (the “1997 Plan”) and the 2003 Plan.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
Equity compensation plans approved by security holders	1,205,853	$28.96	1,917,767
Equity compensation plans not approved by security holders	—	—	—

Total	1,205,853	$28.96	1,917,767

In 1997, we established the 1997 Plan, which was amended and restated in September 2005. The 1997 Plan allowed for the issuance of stock options to purchase up to 5,000,000 shares of common stock. Substantially all of the shares authorized under the 1997 Plan have been awarded, and no further grants will be made under the 1997 Plan. As of March 2, 2009, 131,666 shares were reserved for the exercise of stock options under the 1997 Plan. All stock options granted under the 1997 Plan have exercise prices equal to or greater than the fair market value of common stock at the date of grant.

PROPOSAL 4—RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS

Ernst & Young LLP (“E&Y”) served as our independent auditor for the fiscal year ended December 31, 2008 and has been appointed by the Audit Committee to serve as our independent auditor for the fiscal year ending December 31, 2009.

Independent Accountant’s Fees

The following table sets forth the fees billed to us by E&Y for professional services for the years ended December 31, 2008 and 2007.

	Ernst & Young LLP
	Fiscal 2008	Fiscal 2007
Audit Fees	$1,490,867	$795,525
Audit-Related Fees	95,925	—

Total	$1,586,792	$795,525

Audit Fees—Audit fees for the fiscal years ended December 31, 2008 and 2007 include attestation services and review of documents filed with the SEC in addition to audit, review and all other services performed to comply with generally accepted auditing standards.

Audit-Related Fees—Audit-related fees for the fiscal years ended December 31, 2008 and 2007 were for due diligence, accounting assistance, and consultation concerning financial accounting and reporting standards.

We did not pay E&Y any tax fees or other fees during the fiscal years ended December 31, 2008 or 2007.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent accountants and not to engage the independent accountants to perform any non-audit services specifically prohibited by law or regulation. All audit and non-audit services provided to us during the fiscal years ended December 31, 2008 and 2007 were pre-approved.

Engagement of Ernst & Young LLP

Effective on March 1, 2007, the Audit Committee engaged E&Y to serve as our independent accountants for the fiscal year ended December 31, 2007, and all interim periods and dismissed UHY LLP, who served as our independent accountants for the fiscal year ended December 31, 2006. None of the reports of UHY on our financial statements for either of the preceding two years or any subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years or subsequent interim periods prior to their engagement, we had not consulted with E&Y regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor did E&Y provide advice to us, either written or oral, that was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue. Further, during our two most recent fiscal years or subsequent interim periods prior to engaging E&Y, we had not consulted with E&Y on any matter that was the subject of a disagreement or a reportable event.

During our two most recent fiscal years and any subsequent interim periods preceding the dismissal of UHY, there were no disagreements between us and UHY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of UHY, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

We anticipate that a representative of E&Y will participate in the Annual Meeting of Stockholders and may make a statement if they desire to do so, and they will be available to respond to appropriate questions concerning our financial statements.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending December 31, 2009.

MANAGEMENT

Executive Officers

The following table sets forth the names, ages and positions of each of our executive officers, as of March 2, 2009, all of whom serve at the request of the Board of Directors and are subject to annual appointment by the Board:

Name	Age	Position
Charif Souki	56	Chairman, Chief Executive Officer and President

Jean Abiteboul	57	Senior Vice President—International

Meg A. Gentle	34	Senior Vice President and Chief Financial Officer

R. Keith Teague	44	Senior Vice President—Asset Group

H. Davis Thames	41	Senior Vice President—Marketing

Don A. Turkleson	54	Senior Vice President

Charif Souki, a co-founder of the Company, is currently Chairman of the Board of Directors and Chief Executive Officer. Further information regarding Mr. Souki is provided above under “Director Biographies.”

Jean Abiteboul has served as Senior Vice President—International since November 2007 and has served as a member of the Company’s Executive Committee since August 2006. Since February 2006, Mr. Abiteboul has also served as Executive Director, Cheniere LNG Services S.A.R.L., a wholly-owned subsidiary of the Company. From 1975 until February 2006, he held different positions within Gaz de France, a publicly traded natural gas distribution company, including Secretary to the Board of Directors from 2004 until 2006; International Executive Vice President from 2003 to 2004; Executive Vice President, Gas Supply, Trading and Marketing from 2002 until 2003; and Executive Vice President, Gas Supply from 1998 to 2003. He also served on the Board of Directors of Tejas Power Corporation (USA), Gas Metropolitan (Canada), Sceptre Resources (Canada) and other affiliated companies of Gaz de France in Europe. Mr. Abiteboul graduated as an Engineer from Ecole Centrale de Lyon and obtained a Diploma in Economics from Université de Lyon.

Meg Gentle has served as Senior Vice President and Chief Financial Officer since March 2009. Prior to March 2009, she served as Senior Vice President—Strategic Planning & Finance since February 2008. Prior to February 2008, she served as Vice President of Strategic Planning since September 2005. Prior to joining Cheniere in June 2004 as Manager, Strategic Planning, Ms. Gentle spent eight years in energy market development, economic evaluation, and long-range planning. She conducted international business development and strategic planning for Anadarko Petroleum Corporation, a publicly traded integrated energy company, from January 1998 to May 2004 and energy market analysis for Pace Global Energy Services, an energy management and consulting firm, from August 1996 to December 1998. Ms. Gentle is currently a director and Senior Vice President of Cheniere Energy Partners GP, LLC, a wholly-owned subsidiary of the Company. Ms. Gentle received her B.A. in Economics and International Affairs from James Madison University in May 1996 and her M.B.A. from Rice University in May 2004.

R. Keith Teague has served as Senior Vice President—Asset Group since April 2008 and President of Cheniere Pipeline Company, a wholly-owned subsidiary of the Company, since January 2005. Prior to April 2008, he served as Vice President—Pipeline Operations since May 2006. He is responsible for the development, construction and operation of the Company’s LNG receiving terminal and pipeline assets. Mr. Teague began his career with the Company in February 2004 as Director of Facility Planning. Prior to joining the Company, Mr. Teague served as the Director of Strategic Planning for the CMS Panhandle Companies from December 2001 until September 2003. Mr. Teague is currently a director, President and Chief Operating Officer of Cheniere Energy Partners GP, LLC. Mr. Teague received a B.S. in civil engineering from Louisiana Tech University and an M.B.A. from Louisiana State University.

H. Davis Thames has served as President of Cheniere Marketing, Inc., a wholly-owned subsidiary of the Company, since November 2007 and Senior Vice President—Marketing of the Company since December 2007. Prior to that time, he was Vice President Marketing, Strategy & Analysis since December 2006 and Executive Vice President of Cheniere Marketing, Inc. since February 2007. Prior to joining the Company as Vice President Marketing & Analysis on July 2005, Mr. Thames worked for several years at Cross Country Energy, LLC, serving as Director of Finance, Risk Management and Credit for Transwestern Pipeline, Florida Gas Transmission, and Northern Border Partners, before being promoted to Senior Director of Special Projects at the time of Cross Country’s acquisition by Southern Union and General Electric. Mr. Thames also served as President of Citrus Trading Corp. Previously, Mr. Thames worked in several structured commodity derivative and project finance teams for Enron Corp. Prior to joining Enron, Mr. Thames managed one of Flowserve Corp.’s engineering groups, designing rotating equipment for the energy industry. Mr. Thames earned a B.S. in Mechanical Engineering from The University of Texas at Austin, an M.S. in Mechanical Engineering from Texas A&M University, and an M.B.A. from the UCLA Anderson School of Management.

Don A. Turkleson is currently Senior Vice President. Mr. Turkleson served as the Chief Financial Officer of the Company from December 2004 until March 2009. He became a Senior Vice President in May 2004. Mr. Turkleson served as Vice President, Chief Financial Officer, Secretary and Treasurer, beginning in December 1997. He relinquished the position of Treasurer in December 2004, he relinquished the position of Secretary in September 2006 and he relinquished the position of Chief Financial Officer in March 2009. Prior to joining the Company in 1997, Mr. Turkleson was employed by PetroCorp Incorporated from 1983 to 1996, as Controller until 1986, then as Vice President—Finance, Secretary and Treasurer. From 1975 to 1983, he worked as a certified public accountant in the natural resources division of Arthur Andersen & Co. in Houston, Texas. Mr. Turkleson is currently a director, Senior Vice President and Chief Financial Officer of Cheniere Energy Partners. Mr. Turkleson received a B.S. in accounting from Louisiana State University. He is a director and past Chairman of the Board of Neighborhood Centers, Inc., a nonprofit organization.

Indemnification of Officers and Directors

Our Restated Certificate of Incorporation (“Certificate of Incorporation) and Amended and Restated By-laws, as amended (“By-laws”), provide that the Company shall indemnify its directors and officers to the fullest extent possible under Delaware law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company or any of its affiliated enterprises. The provisions also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

We have also entered into an Indemnification Agreement with each member of our Board of Directors. The Indemnification Agreement provides for indemnification for all expenses and claims that a director incurs as a result of actions taken, or not taken, on behalf of the Company while serving as a director, officer, employee, controlling person, agent or fiduciary of the Company, with such indemnification to be paid within 25 days after demand. The Indemnification Agreement provides that no indemnification will generally be provided (1) for claims brought by the director, except for a claim of indemnity under the Indemnification Agreement, if the Company approves the bringing of such claim, or if the Delaware General Corporation Law requires providing indemnification because the director has been successful on the merits of such claim, (2) for claims under Section 16(b) of the Securities Exchange Act of 1934, as amended, (3) if the director did not act in good faith or in a manner reasonably believed by the director to be in or not opposed to the best interests of the Company, (4) if the director had reasonable cause to believe that his or her conduct was unlawful in a criminal proceeding, or (5) if the director is adjudged liable to the Company. Indemnification will be provided to the extent permitted by law, the Company’s Certificate of Incorporation and By-laws, and to a greater extent if by law the scope of coverage is expanded after the date of the Indemnification Agreement. In all events, the scope of coverage will not be less than what is in existence on the date of the Indemnification Agreement.

SECURITY OWNERSHIP

As of March 2, 2009, there were 52,225,633 shares of common stock outstanding. The information provided below summarizes the beneficial ownership of directors, nominees for director, named executive officers as set forth in the Summary Compensation Table below, and owners of more than 5% of outstanding common stock. “Beneficial Ownership” generally includes those shares of Company common stock that a person has the power to vote, sell or acquire within 60 days. It includes shares of Company common stock that is held directly and also shares held indirectly through a relationship, a position as a trustee or under a contract or understanding.

Directors and Executive Officers

The following table sets forth information with respect to shares of common stock of the Company owned of record and beneficially as of March 2, 2009, by each director, nominee for director and named executive officer and by all directors and executive officers of the Company as a group. On March 2, 2009, the directors and executive officers of the Company beneficially owned an aggregate of 2,829,175 shares of common stock (approximately 5.4% of the outstanding shares entitled to vote at the time).

The table also presents the ownership of common units of Cheniere Energy Partners, L.P. (“Cheniere Partners”) owned of record or beneficially as of March 2, 2009, by each director, nominee for director and named executive officer and by all directors and executive officers of the Company as a group. The Company owns a majority interest in Cheniere Partners though its wholly-owned subsidiaries, Cheniere LNG Holdings, LLC, Cheniere Subsidiary Holdings, LLC, Cheniere Common Units Holding, LLC and Cheniere Energy Partners GP, LLC. As of March 2, 2009, there were 26,416,357 common units, 135,383,831 subordinated units and 3,302,045 general partner units of Cheniere Partners outstanding.

	Cheniere Energy, Inc.			Cheniere Energy Partners, L.P.
Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Charif Souki	430,854		*	40,396	(11)	*
Walter L. Williams	271,003	(3)	*	15,388		*
Don A. Turkleson (2)	172,357		*	25,000		*
Keith F. Carney	289,916	(4)	*	10,000	(4)	*
Nuno Brandolini	215,417	(5)	*	5,000		*
Paul J. Hoenmans	210,417		*	—		*
David B. Kilpatrick	176,578		*	—		*
Zurab S. Kobiashvili (2)	141,859		*	—		*
John M. Deutch	78,842	(6)	*	5,000		*
J. Robinson West	52,197	(7)	*	—		*
Vicky A. Bailey	45,471	(8)	*	300		*
Jason New	21,429		*	—		*
D. Dwight Scott	21,429		*	—		*
Jean Abiteboul	205,283		*			*
H. Davis Thames	182,531	(9)	*	500		*
All directors and executive officers as a group (16 persons)	2,829,175	(10)	5.4%	101,584		*

*	Less than 1%

(1)	Except as otherwise noted, the address of the directors and executive officers is in care of Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002.

(2)	Mr. Kobiashvili retired from the Company on January 31, 2009, and Mr. Turkleson resigned as the Chief Financial Officer of the Company effective March 1, 2009.

(3)	Includes 10,000 shares owned by Mr. Williams’ wife.

(4)	Some or all of the shares and units held by Mr. Carney are held in a margin account.

(5)	Includes 2,000 shares held by Mr. Brandolini’s wife. Some or all of the shares are held in a margin account.

(6)	Includes 25,000 shares issuable upon exercise of currently exercisable stock options held by Mr. Deutch.

(7)	Includes 30,000 shares issuable upon exercise of currently exercisable stock options held by Mr. West.

(8)	Includes 25,000 shares issuable upon exercise of currently exercisable stock options held by Ms. Bailey.

(9)	Includes 7,800 shares issuable upon exercise of currently exercisable stock options held by Mr. Thames.

(10)	Includes an aggregate of 234,800 shares issuable upon exercise of currently exercisable stock options and no shares which are issuable upon exercise of stock options which become exercisable within 60 days.

(11)	Includes 283,100 units owned by Mr. Souki’s wife.

Owners of More than Five Percent of Outstanding Stock

The following table shows the beneficial owners known by us to own more than five percent of our common stock as of March 2, 2009.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Paulson & Co. Inc. 590 Madison Avenue New York, New York 10022	7,524,085	(1)	14.8%
Orbis Investment Management Limited 34 Bermudiana Road Hamilton, HM 11, Bermuda	7,831,159	(2)	15.4	%(2)
SRM Global Master Fund Limited Partnership PO Box 309 GT, Ugland House South Church Street George Town Grand Caymon Cayman Islands	4,246,605	(3)	8.4%
The Bear, Stearns Companies Inc. 383 Madison Avenue New York, New York 10179	2,985,600	(4)	5.9%
Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013	2,830,936	(5)	5.8%
Citigroup Financial Products Inc. 388 Greenwich Street New York, New York 10013	3,130,342	(5)	5.8%
Citigroup Global Markets Holdings Inc. 388 Greenwich Street New York, New York 10013	3,130,342	(5)	5.8%
Citigroup Inc. 399 Park Avenue New York, New York 10043	3,131,939	(5)	5.8%
Barclays Global Investors, NA 400 Howard Street San Francisco, California 94105	1,546,641	(6)	3.05%
Barclays Global Fund Advisors 400 Howard Street San Francisco, California 94105	1,162,643	(6)	2.29%

(1)	Information is based on a Form 4 filed with the SEC by Paulson & Co. Inc. (“Paulson”) on October 29, 2008. Paulson states that it is an investment advisor registered under the Investment Advisor Act of 1940 and is the investment manager of Paulson Partners, L.P. (276,939 shares), Paulson Partners Enhanced L.P. (400,242 shares), Paulson International Ltd. (1,011,912 shares), Paulson Advantage Select Ltd. (12,386 shares), Paulson Advantage Master Ltd. (717,444 shares), Paulson Advantage Plus Master Ltd. (2,018,580 shares) and Paulson Enhanced Ltd. (2,542,698 shares) (collectively, the “Funds”) and to accounts managed separately by Paulson (“Separately Managed Accounts”) (543,884 shares). Paulson is also the controlling person of Paulson Advisers LLC, the managing general partner of each of Paulson Partners, L.P. and Paulson Partners Enhanced L.P. John Paulson is the controlling person of Paulson. Each of Paulson and John Paulson may be deemed to indirectly beneficially own the securities directly owned by the Funds and the Separately Managed Accounts.

(2)	Information is based on a Schedule 13G/A filed with the SEC by Orbis Investment Management Limited (“OIML”) on February 17, 2009. OIML is the beneficial owner of 7,831,159 shares. OIML states that it has shared voting power as to 125,852 shares. An acquisition of shares of common stock by the Company in 2007 reduced the number of outstanding shares of common stock of the Company and increased the proportionate number of shares beneficially owned by OIML to more than 15% of the outstanding shares of Common Stock of the Company.

(3)	Information is based on a Schedule 13D/A filed with the SEC by SRM Fund Management (Cayman) Limited (the “Investment Manager”) on October 10, 2008. SRM Global Fund General Partner Limited (the “General Partner”) is the general partner of the SRM Global Master Fund Limited Partnership (the “SRM Master Fund”) and may be deemed to own 4,246,605 shares by virtue of its position as general manager of the SRM Master Fund. The Investment Manager serves as investment manager of the SRM Master Fund and may be deemed to own 4,246,605 shares by virtue of its position as investment manager to the SRM Master Fund. Jonathan Wood is a director and majority owner of the Investment Manager and may be deemed to own 4,246,605 shares by virtue of his position as a director and majority owner of the Investment Manager. The SRM Master Fund, the General Partner, the Investment Manager and Jonathan Woods each has stated that it has shared voting power and shared dispositive power as to 4,246,605 shares.

(4)	Information is based on a Schedule 13G filed with the SEC by The Bear, Stearns Companies Inc. (“Bear Stearns”) on February 15, 2008. Bear Stearns states that it has shared voting power and shared dispositive power as to 2,985,600 shares.

(5)	Information is based on a Schedule 13G filed with the SEC by Citigroup Global Markets Inc. (“CGM”), Citigroup Financial Products Inc. (“CFP”), Citigroup Global Markets Holdings Inc. (“CGM Holdings”) and Citigroup Inc. (“Citigroup”) on February 11, 2009. CFP is the sole stockholder of CGM, CGM Holdings is the sole stockholder of CFP and Citigroup is the sole stockholder of CGM Holdings. CGM is the beneficial owner of 2,830,936 shares and states that is has shared voting power and shared dispositive power as to 2,830,936 shares. CFP and CGM Holdings are the beneficial owner of 3,130,342 shares and each state that they have shared voting power and shared dispositive power as to 3,130,342 shares. Citigroup is the beneficial owner of 3,131,939 shares and states that it has shared voting power and shared dispositive power as to 3,131,939 shares. The reporting persons indicated in the Schedule 13G that certain of these shares may be acquired upon the conversion of other securities.

(6)	Information is based on a Schedule 13G filed with the SEC by Barclays Global Investors, NA (“Barclays Global Investors”) and Barclays Global Fund Advisors (“Barclays Global Fund”) on February 5, 2009. Barclays Global Investors is the beneficial owner of 1,546,641 shares and states that it has sole voting power as to 1,331,342 shares and sole dispositive power as to 1,546,641 shares. Barclays Global Fund is the beneficial owner of 1,162,643 shares and states that it has sole voting power and sole dispositive power as to 1,162,643 shares.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for oversight of the accounting and financial reporting processes of the Company and oversight of the audits of our financial statements. Management of the Company is responsible for preparing our financial statements and complying with applicable laws and regulations. It is the responsibility of management and the independent accountants to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

The Audit Committee discussed with both our internal and independent accountants the overall scope and plans for their respective audits. In addition, the Audit Committee met with both management and our independent accountants to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review with the independent accountants included discussions of those matters required to be discussed pursuant to Statement on Auditing Standards (SAS) No. 61 (Codification of Statements on Auditing Standards, AU § 380), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also discussed with the independent accountants, among other things, matters relating to their independence, and the Audit Committee received the written disclosures and the letter from the independent accountants, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. Finally, the Audit Committee continued to monitor the scope and adequacy of our internal control system.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

THE AUDIT COMMITTEE

David B. Kilpatrick, Chairman

Vicky A. Bailey

Nuno Brandolini

Keith F. Carney

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, as well as considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Company Overview

We own and operate the Sabine Pass LNG receiving terminal and Creole Trail Pipeline located in the Gulf Coast of the United States. In February 2008, we announced that we were exploring strategic options for the Company, and in April 2008, we announced our decision to take steps aimed at reducing costs and capital requirements and increasing our available cash and cash equivalents. As a result of the downsizing of our natural gas marketing activities and the substantial completion of construction activities for both the Sabine Pass LNG receiving terminal and Creole Trail Pipeline, beginning in April 2008, we reduced our staffing levels by approximately 40 percent. In August 2008, we announced a significant capital investment led by GSO Capital Partners LP (“GSO”) and its affiliates. The investment provided the Company with additional liquidity and operating flexibility and two members of our Board of Directors have been appointed by GSO. We believe GSO’s capital investment, combined with our recent restructuring and our significant reduction of annual expenses will provide us with sufficient liquidity to continue to operate our business.

Overview of Executive Compensation for 2008

The following are the highlights of the more significant events involving our executives’ compensation for 2008:

•	Beginning in April 2008, we reduced our staffing levels by approximately 40 percent and eliminated five executive officer positions.

•

In May 2008, the Compensation Committee approved a retention program for certain employees, including the executive officers, to ensure that we would retain the adequate skills necessary to address the immediate and future challenges of the Company. The retention program included a short-term retention award paid in a combination of cash and equity, a long-term retention award paid in equity and a cash payment payable upon a change of control of the Company.

•

As a result of the significant decline in our stock price during 2008 (from a closing price of $32.64 on December 31, 2007 to a closing price of $2.85 on December 31, 2008), in October 2008, the Company approached executives and other officers regarding the forfeiture and cancellation of certain stock option awards and phantom stock grants so that the shares reserved for these awards could be returned to the 2003 Plan for future issuance. The forfeiture and cancellation of the executives’ stock option awards and phantom stock grants provided us with 3,041,000 shares, which enabled us to grant new long-term awards to all non-officer employees under the 2003 Plan.

•	In January 2009, the Compensation Committee approved a cash bonus for certain executive officers for 2008.

Compensation Philosophy and Objectives

Our executive compensation program and objectives are based on our need to attract and retain executives with the talent and experience necessary for Cheniere to achieve its primary business goals. We compete for executive talent with larger energy companies that have substantially greater resources than we have. Based on our business goals and our limited size compared to larger energy companies, our overall executive compensation philosophy and objectives for 2008, when originally adopted, were designed to provide total compensation (base salary plus the value of annual incentive awards) above the market median of companies with which we compete for executive talent. For 2008, our annual incentive awards consisted of two performance-based components, an equity award in the form of phantom stock which would have become payable if certain stock price hurdles were achieved and a discretionary cash pool to be funded if certain earnings hurdles were achieved. The largest portion of our executive officers’ total compensation for 2008 was to be payable in phantom stock, which was dependent on the performance of the Company’s stock price. We believe a total compensation package focused primarily on equity aligns our management team with our stockholders and encourages our executives to achieve our primary business goals by ensuring that our executives have a meaningful stake in the success of the Company. If the stock price hurdle would have been met, the total compensation package for the executive officers for 2008 was designed to be comparable to the 75th percentile of the market. However, the earnings hurdles tied to the discretionary pool for 2008 were not achieved, and due to a significant decline in the Company’s stock price, the phantom stock awards were canceled in October 2008. As a result, the Compensation Committee considered whether it was appropriate to award discretionary cash bonuses for 2008 and determined it was prudent in order to retain the executive officers at a critical time in our development. The amount of the discretionary cash bonuses was determined based on the status of the achievement of our 2008 corporate goals and were awarded to certain executive officers that either made extraordinary achievements during 2008 or who were critical to the Company in order for us to achieve our corporate goals for 2009 and beyond.

Independent Compensation Consultant

The Compensation Committee has engaged Deloitte Consulting LLP (“Deloitte”) to review our compensation practices and help with the design of our incentive compensation plans. Deloitte assisted the Compensation Committee and management in the development of recommendations concerning competitive pay ranges, including determining appropriate base salary adjustments for 2008 and the design of the 2008 – 2010 Incentive Compensation Plan (the “2008 – 2010 Incentive Plan”). Deloitte also assisted the Compensation Committee and management with the design of the 2008 retention program so that the total size of the retention package was reasonable, in line with other companies and represented typical severance/change of control compensation. Deloitte also assisted the Compensation Committee in reviewing a new incentive compensation program for 2009 for our employees, including executive officers. Deloitte reports to the Compensation Committee Chairman and has direct access to Compensation Committee members. Deloitte attends Compensation Committee meetings on request and also meets with the Compensation Committee in executive session without management present. Those Deloitte personnel involved in matters within the purview of the Compensation Committee do not participate in any other services provided to us by Deloitte affiliates. We use Deloitte & Touche LLP for certain accounting services and Deloitte Tax LLP for certain tax consulting services; however, the Compensation Committee believes that the nature and scope of these services do not impair Deloitte’s ability to provide an independent perspective to the Compensation Committee’s deliberations about executive officer compensation.

Role of Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee has the responsibility to review and approve annual compensation, including the competitiveness of each element of the total compensation package, for the Chief Executive Officer (“CEO”) and each of our Senior Vice Presidents, who together with the CEO we will refer to in this Compensation Discussion and Analysis collectively as the “Executive Officers.” The Compensation Committee endeavors to provide total compensation for the Executive Officers that is reasonable and competitive.

Base salaries, annual cash incentives and other equity awards for the Executive Officers, other than the CEO, are customarily proposed to the Compensation Committee by the CEO. The compensation recommendations for the CEO are developed by the Compensation Committee. All recommendations reflect input from Deloitte and our Human Resources (“HR”) department based on their review of external market data and Deloitte’s guidance on best practices. In addition, since August 2008, the members of the Board of Directors appointed by GSO have provided input to the Compensation Committee regarding compensation for the Executive Officers. The Compensation Committee makes the final determination as to base salaries, annual cash incentives and equity awards for each of the Executive Officers based on Company performance, the Company’s budget for compensation and market data.

Competitiveness of Executive Compensation Package

In order to establish compensation for 2008, management, with assistance from Deloitte, provided the Compensation Committee with external market data to determine the competitiveness of the total compensation package of our Executive Officers and to determine if adjustments were necessary. The market data that we selected was representative of the energy industry within which we operate and included the companies we compete with for executive talent. The “market data” the Compensation Committee reviewed included (i) published survey data and (ii) proxy data published by selected energy companies with which we compete for executive talent, as set forth below.

External Market Data Reviewed

1.	Published survey data from the Towers Perrin Survey (Energy); and

2.	2007 proxy data from the following energy companies:

• Anadarko Petroleum Corporation	• NiSource Inc.
• Apache Corp.	• Noble Energy, Inc.
• Devon Energy Corporation	• Questar Corporation
• El Paso Corporation	• Sempra Energy
• EOG Resources, Inc.	• Southern Union Company
• National Fuel Gas Company	• The Williams Companies, Inc.
• Nicor Inc.	• XTO Energy Inc.

In preparation for 2008, our HR department compiled and analyzed the market data with verification from Deloitte of its accuracy and reasonableness. We reviewed the following components of the Executive Officers’ compensation relative to the amount paid to executives in similar positions within the energy industry: base salary, cash bonuses and equity compensation. We used the market data as a point of reference for measuring the compensation of the Executive Officers, but compensation decisions were made based on a combination of considerations. Our CEO worked with our HR department to provide the Compensation Committee with recommendations on compensation based on the following considerations: the roles and responsibilities of the Executive Officers, the Company’s budget for compensation and market competitiveness. The Compensation Committee worked with management to ensure that the total compensation package of the Executive Officers was aligned with other companies in the industry with which we compete for executive talent.

Elements of 2008 Executive Compensation

We strive to offer a competitive compensation and benefits package to enable us to retain our current personnel and to recruit new executive talent as necessary. For 2008, our compensation package consisted of the following: base salary, an equity incentive award, a discretionary cash incentive award dependent on achieving earnings hurdles, retention awards and change of control agreements, benefits and perquisites.

Base Salary

Our Executive Officers received the following base salary, effective January 16, 2008:

2008 Base Salary

Position	Base Salary Increase from 2007	2008 Base Salary
Chairman, Chief Executive Officer and President	4%	$600,540
Senior Vice Presidents	4%	$272,820	(1)

(1)	Mr. Abiteboul’s base salary was 229,400 EUR. The U.S. dollar equivalent was $323,385 based on the December 31, 2008 exchange rate of 1.40970 USD to 1 EUR.

Equity and Cash Incentive Awards

2008 – 2010 Incentive Compensation Plan

Prior to 2008, management worked with the Compensation Committee and Deloitte to design an incentive compensation plan that would provide a visible and defined indication of what the Executive Officers could expect with respect to their incentive award opportunities over the next three-year period. The Compensation Committee and management agreed that the Company needed a defined executive incentive compensation program so that we could continue to attract and retain the high-level of executive talent that we need to continue developing and establishing our core businesses. In May 2007, the Section 162(m) Subcommittee of the Compensation Committee (the “Section 162(m) Subcommittee”) adopted the 2008 – 2010 Incentive Plan for members of our Executive Committee, including the Executive Officers, and other key employees. For 2008, there were no targets or specified levels of performance for particular Executive Officers. With the exception of the CEO, we do not differentiate the amount of the Executive Officers’ incentive awards as discussed below. The 2008 – 2010 Incentive Plan consisted of grants of phantom stock, which became payable if certain stock price hurdles were achieved, as well as a discretionary cash pool to be funded if certain earnings hurdles were achieved.

Phantom Stock

When the 2008 – 2010 Incentive Plan was approved, the 162(m) Subcommittee established the number of shares of phantom stock to be granted to the Executive Officers for the three-year period (CEO: 300,000 aggregate shares of phantom stock; Senior Vice Presidents: 111,000 aggregate shares of phantom stock) as well as the stock price hurdles for vesting for each of the 2008, 2009 and 2010 performance periods ($42 for 2008; $50 for 2009 and $60 for 2010). The 2008 – 2010 Incentive Plan was designed so that one-third of the aggregate shares of the phantom stock would vest in equal shares of our common stock upon achievement of the applicable stock price hurdle.

The Compensation Committee and management agreed that the stock price hurdles for the three-year period from 2008 to 2010 should represent significantly aggressive performance targets in light of the potential value of the phantom stock the Executive Officers were granted. The Compensation Committee and management agreed that the stock price hurdles for the three-year period from 2008 to 2010 should represent a 20% increase over each of the prior year’s stock price hurdles, which the Compensation Committee considered sufficiently difficult to achieve to justify the potential value of the phantom stock awards.

The number of shares of phantom stock granted to the CEO was larger than the number of shares of phantom stock granted to the Senior Vice Presidents because our CEO is responsible for developing the Company’s overall strategy and vision and implementing the business plan. In addition, the market data indicated that the annual incentive opportunity for a chief executive officer is customarily set higher. With the exception of the CEO, we did not differentiate the number of shares of phantom stock granted as part of the annual incentive opportunities for the Senior Vice Presidents because we believed that this fostered teamwork and cooperation at the management levels, which we believed to be critical for our success.

Discretionary Cash Incentive Award

In addition to grants of phantom stock, the 2008 – 2010 Incentive Plan included a discretionary cash pool. For the 2008, 2009 and 2010 performance periods, in the event the Company’s earnings before taxes and depreciation (“EBTD”) for the respective fiscal year, taking into account any bonus accruals, was greater than 75% of the budget approved by the Board for the respective fiscal year (the “EBTD Hurdle”), the Section 162(m) Subcommittee, in its sole discretion, could fund a cash pool in an amount of 3% of EBTD for the year and allocate payments to the Executive Officers. The Compensation Committee and management agreed that the EBTD Hurdle was reasonable because a cash pool for the Executive Officers should be funded only if a significant amount of the earnings budgeted for the year were achieved by the Company. It was determined that the Section 162(m) Subcommittee may fund the cash pool at 3% of EBTD for the respective fiscal year because together the cash pool and the potential value of the phantom stock granted for 2008, 2009 and 2010 represented a total compensation package above the 75th percentile of the market data, which the Compensation Committee and management believed would be appropriate if such extraordinary performance was achieved.

2008 Cash Bonus Award

Neither the stock price hurdle relating to the phantom stock nor the EBTD Hurdle relating to the discretionary cash pool were achieved for 2008. However, because many important objectives were achieved, the Compensation Committee approved the following cash bonus awards for the executive officers included in the Summary Compensation Table on page 43 of this Proxy Statement (the “Named Executive Officers”) for the 2008 performance year, as described in more detail below under the Analysis of Executive Officers’ Total Compensation for 2008 – 2008 Cash Bonus Award:

2008 Cash Bonus Award

Charif Souki	$450,000
Zurab S. Kobiashvili	$175,000
Jean Abiteboul	$175,000
H. Davis Thames	$175,000

2008 Retention Awards and Change of Control Agreements

Following the reduction of our workforce by approximately 40 percent beginning in April 2008, the Compensation Committee approved a special retention program for certain remaining employees, including the Executive Officers. The retention program included a short-term retention award paid in cash and equity, which vested on December 1, 2008, a long-term retention award paid in equity, which vests over three years beginning on December 31, 2008, and a potential cash payment payable upon a change of control of the Company. The retention program is not intended to be an annual element of compensation. The retention awards for the Named Executive Officers are as follows and are described in more detail below under the Analysis of Executive Officers’ Total Compensation for 2008 – 2008 Retention Awards and Change of Control Agreements:

2008 Retention Awards

	Short-Term Retention Award		Long-Term Retention Award		COC Cash Payment
	Cash Award	Restricted Stock Award	Restricted Stock Award		Current Base Salary
Charif Souki	$150,135	15,014	500,001		$600,540
Zurab S. Kobiashvili	—	—	50,000	(1)	$272,820
Don A. Turkleson	—	—	50,001		$272,820
Jean Abiteboul	$80,755	6,821	100,002		229,400 EUR	(2)
H. Davis Thames	$68,205	6,821	150,000		$272,820

(1)

On May 9, 2008, the Compensation Committee also approved a grant of 50,000 shares of restricted stock to Mr. Kobiashvili which would vest with different terms than the other long-term retention awards because of

Mr. Kobiashvili’s anticipated significant involvement in a corporate transaction. The terms of Mr. Kobiashvili’s grant provided that the restricted stock would vest upon (i) a change of control of the Company or (ii) consummation by the Company, or a majority-owned subsidiary of the Company, of a significant transaction pursuant to which the Company, such subsidiary and/or their respective equity holders received gross consideration in excess of $200 million, provided that such change of control or significant transaction occurred on or prior to March 31, 2009. On August 15, 2008, Mr. Kobiashvili’s restricted stock vested in connection with the closing of the transaction with GSO.

(2)	A change of control cash payment for Mr. Abiteboul would be paid based on his current base salary rate in Euros.

Benefits

We offer the same benefits package to all of our employees and Executive Officers. The Cheniere Retirement Plan is a tax-qualified 401(k) savings plan pursuant to which we match 100% up to the lesser of 6% of salary deferrals or the maximum deferrals permitted by law. We also provide all employees with medical, dental and vision benefits as well as health reimbursement arrangements. In addition, employees are covered by long-term disability, basic life insurance equal to two times base salary and voluntary life (elective) insurance and accidental death and dismemberment. We also provide a Section 125 Cafeteria Plan for our employees. We do not offer a defined benefit pension plan to our employees, including the Executive Officers.

Perquisites and Other Personal Benefits

Perquisites are provided to the Executive Officers on a limited basis. In March 2006, we employed an individual to assist the CEO in personal matters so that the CEO could continue to devote his full attention to pursuing the Company’s business strategy. Because the CEO’s duties require him to spend a significant amount of time traveling, the Compensation Committee determined that the personal assistant was a reasonable perquisite and the assistant spent a small portion of his time providing personal services to the CEO and the remainder of time dedicated to Company business. As a result of the reduction-in-force, the personal assistant’s position was eliminated effective June 30, 2008. In addition, we previously paid for charter flights for the CEO for business purposes and the CEO’s spouse was permitted to fly on such charter flights at minimal incremental cost to the Company. After April 2008, we stopped using charter flights for business travel. We currently provide contract parking for all of our employees, and the Executive Officers are assigned a reserved parking space in our office building. Mr. Abiteboul uses a car leased by the Company. In addition, the Company pays for Mr. Abiteboul’s personal legal services related to his employment agreement, club memberships and the cost of meal tickets which are customarily paid by French companies for French employees. The Company also makes contributions to a discretionary French retirement plan on behalf of Mr. Abiteboul. The total cost to the Company for any perquisites and other personal benefits provided to the Executive Officers during 2006, 2007 and 2008 is provided in the Summary Compensation Table.

Analysis of Executive Officers’ Total Compensation for 2008

Base Salary

The base salaries of the Executive Officers are designed to be comparable to like positions in the marketplace from where we recruit executive talent. In January 2008, the Compensation Committee reviewed both proxy and survey data in comparing the current market to the Executive Officer’s base salaries for 2007. The base salary for chief executive officer and other executive positions was compared to the market data at the 50th percentile. The market data comparison indicated that the Executive Officer’s base salaries were on average below the median of the market data. On January 11, 2008, the Compensation Committee approved a 4% base salary increase for our Executive Officers for 2008. The Compensation Committee believed a 4% base salary increase was reasonable in light of the referenced market comparisons, the Company’s budget constraints for compensation and the amount of the Executive Officer’s total compensation package. The base salary increases became effective on January 16, 2008. No base salary adjustments have been made for the Executive Officers for 2009 with the exception of the CEO’s base salary which was increased to $720,000 effective January 7, 2009.

The CEO’s base salary is set at a higher amount than the Senior Vice Presidents’ base salaries because the CEO is responsible for developing the Company’s overall strategy and vision and implementing the business plan. In addition, the market data indicated that the base salary for a chief executive officer position is customarily set higher than other officer positions.

For 2008, we did not differentiate the base salaries (except for the impact of international exchange rates) of the Senior Vice Presidents because management recognizes that each of the Senior Vice Presidents has similar potential to significantly impact the performance of the Company. Management believes that not differentiating the base salary of the Senior Vice Presidents fosters teamwork and cooperation at the management levels, which we believe is critical for our success.

We have not entered into employment agreements with any of our U.S.-based Named Executive Officers. In compliance with local practice, we have entered into an employment agreement with Mr. Abiteboul, under the laws of France where he is located. Further detail regarding Mr. Abiteboul’s employment agreement is provided beginning on page 47 of this Proxy Statement.

2008 Cash Bonus Award

In February 2008, we announced that we were exploring strategic options for the Company, and in April 2008, we announced our decision to take steps aimed at reducing costs and capital requirements and increasing our available cash and cash equivalents. As a result of the downsizing of our natural gas marketing business activities and the substantial completion of construction activities for both the Sabine Pass LNG receiving terminal and Creole Trail Pipeline, beginning in April 2008, we reduced our staffing levels by approximately 40 percent. In August 2008, we announced a significant capital investment led by GSO. Over this period, our stock price declined significantly (from a closing price of $32.64 on December 31, 2007 to a closing price of $2.85 on December 31, 2008).

As a result of the significant decline in the Company’s stock price during 2008, in October 2008, the Executive Officers agreed to the forfeiture and cancellation of the phantom stock awards that were granted to them pursuant to the 2008 – 2010 Incentive Plan so that the shares reserved for these awards could be returned to the 2003 Plan for future issuance. In addition, certain Executive Officers agreed to the forfeiture and cancellation of stock options that were granted to them in 2005 and 2006 to encourage retention at a crucial stage in developing our business (the “2005 – 2006 retention stock option awards”). The 2005 – 2006 retention stock option awards were granted at an exercise price of $36.25, with the exception of the CEO whose retention stock option grant consisted of three traunches with exercise prices of $36.25, $60.00 and $90.00. The Executive Officer’s phantom stock grants and 2005 – 2006 retention stock option awards were significantly out-of-the-money. Effective as of October 23, 2008, their awards were cancelled and the reserved shares were returned to the 2003 Plan and used for the issuance of long-term incentive awards to non-officer employees in order to provide them an incentive to remain with the Company.

In addition, because the EBTD Hurdle for the 2008 performance period was not achieved, no Executive Officer received a cash payment pursuant to the 2008 – 2010 Incentive Plan. However, in light of the achievement of certain corporate goals and the need to retain all key employees in a competitive market environment at a critical time in the Company’s development, the Compensation Committee determined that it was appropriate to award discretionary cash bonuses for 2008. The Compensation Committee believed that a cash bonus for 2008 was appropriate for the CEO and for those Executive Officers that either made extraordinary achievements during the year or who would continue to be part of the Company’s management team and be responsible for achieving the corporate goals for 2009 and beyond.

To determine the amount of the Executive Officer’s cash bonus for 2008, the Compensation Committee considered the status of the achievement of our 2008 corporate goals, which were used to determine annual incentive awards for non-executive employees. The 2008 corporate goals included both financial and nonfinancial goals as follows:

Financial Goals:

•	Meet or exceed budgeted amounts for operational and general and administrative expenses and cash flow;

•	Managing expenses for the Sabine Pass LNG receiving terminal and Creole Trail Pipeline; and

•	Raise capital in order to provide future liquidity;

Nonfinancial Goals:

•	Complete construction and commissioning of the initial phase of the Sabine Pass LNG receiving terminal;

•	Maintain the schedule for completing the remainder of the Sabine Pass LNG receiving terminal;

•	Complete construction of the initial phase of the Creole Trail Pipeline;

•	Negotiate LNG term supply contracts for at least 500 MMcf/day for 2009 and beyond;

•	Continue to develop and improve environmental, health and safety programs; and

•	Implement certain information technology programs to support operations at the Sabine Pass LNG receiving terminal and Creole Trail Pipeline.

The Compensation Committee considered that performance during 2008 was mixed, but below average. The Committee determined that on the positive side, the initial phases of the Sabine Pass LNG receiving terminal and the Creole Trail Pipeline were successfully commissioned and construction was completed on time. In addition, management completed a successful financing with GSO in August and a bond offering by Sabine Pass LNG, L.P., a wholly-owned subsidiary, in September, which were accomplished in a very difficult financing environment. On the negative side, our stock price declined 90% during the year, in part due to overall market conditions, but in part because the Committee believed that our balance sheet and cash flow position made the Company particularly vulnerable to deteriorating conditions in both the financial and LNG markets.

At the end of 2008, the Compensation Committee determined that we had accomplished a significant number of the corporate goals relating to operations and construction described above and approved the funding of a bonus pool for non-officer employees based on a percentage of the employees’ target bonus opportunities. The Compensation Committee believed that the bonus amount for Executive Officers should be a lower percentage of target than that applied to the non-officer employees because management had more responsibility for the Company’s financial performance, provided that such bonus amount had to be sufficient to retain certain Executive Officers. As a guideline to determine the amount awarded to our Executive Officers for 2008, the Committee referred to target bonus opportunities that were being considered for the Executive Officers for 2009 as follows: 150 percent of base salary for the CEO and 90 percent of base salary for the Senior Vice Presidents. These target bonus opportunities were based on the 50 th percentile of annual cash incentive opportunities derived from market data using proxy and survey information. The Compensation Committee approved a cash bonus of $450,000 for the CEO, which represents approximately 50 percent of the CEO’s target guideline. The Compensation Committee concluded that this amount was appropriate, in light of the CEO’s implementation of the Company’s overall strategy and business plan in 2008, and would provide both retention and incentive value. In addition, the Committee approved funding an aggregate pool for the Senior Vice Presidents of $1.2 million, which represents approximately 70 percent of the Senior Vice Presidents’ target guideline. The Compensation Committee concluded that this amount was appropriate, given the accomplishments of the Senior Vice Presidents in 2008, and would provide both retention and incentive value for the management team that would be responsible for the achievement of the Company’s corporate goals for 2009 and beyond. The Compensation Committee allocated the $1.2 million based on a recommendation from the CEO. The Committee considered it appropriate to rely on the CEO’s recommendation as the CEO was considered to be in the best position to evaluate the Senior Vice Presidents’ performance. Specifically, Mr. Kobiashvili received a cash bonus for his contributions to the GSO transaction during the year, Mr. Abiteboul received a cash bonus for his continued efforts in the development and execution of the commercial and energy supply strategy of the Company during the year, and Mr. Thames received a cash bonus for his contributions to the downsizing and refocusing of the Company’s natural gas marketing activities. For 2008, each Executive Officer’s total cash compensation (base salary plus 2008 cash bonus award), as well as their total compensation (base salary plus the 2008 cash bonus award and the 2008 retention awards), was below the median of the market in the survey data that was reviewed.

Although our 2008 compensation philosophy and objectives originally emphasized incentive awards paid in equity rather than cash compensation, the Compensation Committee awarded 2008 bonuses to Executive Officers in cash because, as a result of the Company’s low stock price and the number of shares issued under the 2008 Retention Program and the non-officer employee long-term incentive plan, there were not sufficient shares available under our 2003 Plan for such equity awards.

2008 Retention Awards and Change of Control Agreements

As a result of our reduction-in-force, the Compensation Committee approved a special retention program for certain remaining employees, including the Executive Officers, to ensure we would be able to retain the adequate skills necessary to address the immediate challenges of the Company. Management believed that the retention program was necessary given the uncertainty that remained at the time regarding the Company’s long-term prospects and liquidity and the additional workload that the remaining employees would be required to incur. The retention program was not intended to be an annual element of compensation. The Compensation Committee worked with Deloitte and designed a retention program so that the total size of the package was reasonable, in line with other companies and represented typical severance/change of control compensation. The retention program included a short-term retention award paid in cash and equity, a long-term retention award paid in equity and a potential cash payment payable upon a change of control of the Company.

•

Short-Term Retention Award. The 2008 Short-Term Retention Plan (the “Short-Term Retention Plan”) was adopted to retain key employees who were designated by management and approved by the Compensation Committee to be necessary to our continued operations for the next six months. The award under the Short-Term Retention Plan equaled one-half of the Executive Officer’s base salary. The awards were paid one-half in cash and one-half in a fixed grant of restricted stock which was determined based on a stock price of $10.00 per share at the time the program was implemented. The cash award and restricted stock award vested and became payable on December 1, 2008. Neither Mr. Kobiashvili nor Mr. Turkleson received a short-term retention award because Mr. Kobiashvili had expressed that he was considering retirement and Mr. Turkleson had expressed that he was considering leaving the Company to pursue other opportunities sometime during 2009.

•

Long-Term Retention Award. The 2008 Long-Term Retention Plan (the “Long-Term Retention Plan”) was adopted to retain key employees who were designated by management and approved by the Compensation Committee to be necessary to our long-term operations. The Long-Term Retention Plan provided for a grant of restricted stock which vests in three equal installments on December 31, 2008, 2009 and 2010. Mr. Kobiashvili received a grant of 50,000 shares of restricted stock which would vest with different terms than the other long-term retention awards because of Mr. Kobiashvili’s anticipated significant involvement in a corporate transaction. The terms of Mr. Kobiashvili’s grant provided that the restricted stock would vest upon (i) a change of control of the Company or (ii) consummation by the Company, or a majority-owned subsidiary of the Company, of a significant transaction pursuant to which the Company, such subsidiary and/or their respective equity holders received gross consideration in excess of $200 million, provided that such change of control or significant transaction occurred on or prior to March 31, 2009. On August 15, 2008, Mr. Kobiashvili’s restricted stock vested in connection with the closing of the transaction with GSO.

•

Change of Control Cash Payment. The 2008 Change of Control Cash Payment Plan (the “Change of Control Plan”) was adopted in recognition that the possibility of a change of control existed and that such possibility, and the uncertainty it may create, may result in the distraction or departure of employees to the detriment of the Company and the stockholders. The Change of Control Plan was designed to ensure that the employees who were designated by management and approved by the Compensation Committee were not unduly distracted by the circumstances attendant to the possibility of a change of control and to encourage their continued attention and dedication to our necessary operations. The Change of Control Plan provides for a cash payment upon a change of control (as defined in the 2003 Plan) in an amount equal to one times the employees’ base salaries in effect at or immediately prior to the change of control. The cash payments are payable within 30 days of the effective date of the change of control. A termination by the Company of an employee for any reason, a termination of an employee other than for Cause (as defined in the Change of Control Agreements), and a termination by the employee for Good Reason (generally, as defined in the 2003 Plan) that occurs not more than three months prior to a change of control will be deemed to be a termination of employment pursuant to a change of control provided the employee demonstrates that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a change of control or the employee’s termination otherwise arose in connection with or in anticipation of a change of control. The Change of Control Plan expires on December 31, 2009, although it will automatically be extended for an additional year beginning January 1, 2010 and each January 1 thereafter unless the Company provides notice to an employee that it will not extend the term of his or her change of control agreement.

2009 Base Salary Adjustments

Effective February 26, 2009, the Compensation Committee approved an approximately 20% base salary increase for Mr. Souki for 2009 and established it at $720,000 effective as of January 7, 2009. The Compensation Committee believed a 20% base salary increase was reasonable for Mr. Souki because his base salary was significantly below the median of the survey and proxy data that was reviewed. The Committee reviewed base salary data for chief executive officers published in the Towers Perrin Survey (Energy). The Committee also decided it was appropriate to review the base salary proxy data of a peer group. The Compensation Committee compiled a list of energy companies from the Bloomberg Houston Chronicle 150 list which consists of companies that are either based in Texas or are large employers in Texas. From this list, 21 energy companies were chosen to comprise a peer group of publicly traded gas, power and energy construction companies with total assets below $15 billion, which were considered more representative of Cheniere in both size and type of business. None of the other Executive Officers have received base salary increases for 2009.

Cancellation of the 2008 – 2010 Incentive Compensation Plan

On February 19, 2009, the Compensation Committee cancelled the 2008 – 2010 Incentive Plan. All of the participants under the plan had previously agreed to the forfeiture and cancellation of the phantom stock awards granted to them pursuant to the plan, as described in more detail under the heading Analysis of Executive Officers’ Total Compensation for 2008 – 2008 Cash Bonus Award.

2009 Annual Bonus Targets

On February 19, 2009, the Compensation Committee also established targets for annual cash bonus opportunities as a percentage of salary (the “2009 Annual Bonus Targets”) for our Executive Officers. The amount of payment will depend upon the extent to which the performance goals are met or exceeded. The 2009 Annual Bonus Targets for the Executive Officers are set forth below:

2009 Annual Bonus Targets

Position	2009 Annual Bonus Targets
Chairman, Chief Executive Officer and President	150%
Senior Vice Presidents	90%

2009 Phantom Stock Awards

On February 25, 2009, the Section 162(m) Subcommittee approved the 2009 Phantom Stock Awards for our Executive Officers granted under the 2003 Plan. The 2009 Phantom Stock Awards will vest based on a combination of performance and continued employment and will be settled in cash or in shares of our common stock as determined by the Compensation Committee in connection with each settlement. The 2009 Phantom Stock Awards were made on February 25, 2009 as set forth below:

2009 Phantom Stock Awards

Position	Number of Shares of Phantom Stock
Chairman, Chief Executive Officer and President (1)	1,800,000
Senior Vice Presidents (2)	450,000

(1)	Mr. Souki received a grant of 1,000,000 2009 Phantom Stock Awards. In addition, the Section 162(m) Subcommittee agreed to make an additional grant of 800,000 shares of phantom stock to Mr. Souki upon the approval by the Company’s stockholders of certain amendments to the 2003 Plan, including an amendment to increase the maximum number of shares of common stock that can be granted to any one individual under the 2003 Plan during a calendar year from 1,000,000 to 3,000,000 shares, as described in more detail under Proposal 3 beginning on page 11 of this Proxy Statement.

(2)	Mr. Kobiasvili retired from the Company on January 31, 2009 and Mr. Turkleson resigned as Chief Financial Officer of the Company effective March 1, 2009. Neither Mr. Kobiasvili nor Mr. Turkleson received 2009 Phantom Stock Awards.

The 2009 Phantom Stock Awards are divided into three equal parts with the following vesting terms:

•	One-third (1/3) vesting on December 15, 2011.

•	One-third (1/3) vesting on December 15, 2011 if one of the following performance measures is achieved as of such date:

1.	The Company’s stock price equals or exceeds $5.00 per share, calculated as (x) the average closing price for any 90 consecutive calendar days between December 16, 2010 and December 15, 2011 (including December 16, 2010 or December 15, 2011 if applicable), or (y) the highest cost basis of any share of Company common stock owned by a beneficial owner of 30% or more of the combined voting power of the voting securities of the Company so as to constitute a Change of Control under clause (i) of the Change of Control definition under the 2003 Plan, or (z) the closing price on the date of a corporate transaction that constitutes a Change of Control under clause (ii) or (iii) of the Change of Control definition under the 2003 Plan (“$5.00 Per Share”); or

2.	The signing of a contract (or contracts) which secures an aggregate of $75 million of Annual Cash Receipts (as defined below) from a third party (or parties) for a weighted average term of seven years or more in connection with either the use or firm commitment reservation of capacity of the Sabine Pass LNG receiving terminal or the Creole Trail Pipeline (“$75 Million of Annual Cash Receipts”).

•

One-third (1/3) vesting on December 15, 2011, if as of such date the Company’s stock price equals or exceeds $10.00 per share, calculated as the average closing price for any 90 consecutive calendar days between December 16, 2010 and December 15, 2011 (including December 16, 2010 or December 15, 2011 if applicable) (“$10.00 Per Share”).

In addition, upon the signing on or before December 15, 2011 of a contract (or contracts) which secures an aggregate of $150 million of Annual Cash Receipts from a third party (or parties) for a weighted average term of seven years or more in connection with either the use or firm commitment reservation of capacity of the Sabine Pass LNG receiving terminal or the Creole Trail Pipeline (“$150 Million of Annual Cash Receipts”), or if on or before December 15, 2011, the Company’s stock price equals or exceeds $10.00 per share, calculated as (x) the highest cost basis of any share of Company common stock owned by a beneficial owner of 30% or more of the combined voting power of the voting securities of the Company so as to constitute a Change of Control under clause (i) of the Change of Control definition under the 2003 Plan, or (y) the closing price on the date of a corporate transaction that constitutes a Change of Control under clause (ii) or (iii) of the Change of Control definition under the 2003 Plan (“$10.00 Per Share CIC Event”), any remaining unvested portions will vest as follows:

1.	50% immediately upon closing $150 Million of Annual Cash Receipts or upon a $10 Per Share CIC Event; and

2.	50% on the later of December 15, 2011 or upon a $10 Per Share CIC Event.

“Annual Cash Receipts” equals the cash receipts we expect to receive pursuant to a contract (or contracts) signed between the Company and/or any of its consolidated subsidiaries, including Cheniere Energy Partners, L.P. and Sabine Pass LNG, L.P., with a third party (or parties). The Annual Cash Receipts expected to be received will be calculated according to the terms of the contract (or contracts) signed. For any series of cargo purchases (whether or not such cargo purchases are expected to be delivered to a terminal owned by the Company), Annual Cash Receipts will be equal to the margin expected from the transaction, considering the anticipated purchase or sale prices for each cargo, shipping (if any), and the direct costs associated with transportation and regasification of such cargoes. If the terms of any contract signed include reference to, or are valued upon, any index rates, Annual Cash Receipts will be calculated based on a futures or forward contract for the applicable index.

An Executive Officer will forfeit any unvested 2009 Phantom Stock Awards if the Executive Officer is terminated for Cause (as defined in the 2003 Plan) or the Executive Officer resigns prior to vesting. If an Executive Officer’s employment is terminated by the Company on or before December 15, 2011 for a reason other than Cause, Disability (as defined in the 2003 Plan) or death, then the 2009 Phantom Stock Awards will vest on the Executive Officer’s termination date as follows: (i) one-third will automatically vest on the Executive Officer’s termination date; (ii) an additional one-third will vest in the event $5.00 Per Share (calculated with respect to the 90 consecutive calendar days preceding the Executive Officer’s termination date) or $75 Million of Annual Cash Receipts is achieved on or before the Executive Officer’s termination date; (iii) an additional one-third will vest in the event $10.00 Per Share is achieved (calculated with respect to the 90 consecutive calendar days preceding the Executive Officer’s termination date); and (iv) all of the 2009 Phantom Stock Awards not yet vested will vest in the event $150 Million of Annual Cash Receipts is achieved or a $10 Per Share CIC Event occurs on or before the Executive Officer’s termination date.

The 2009 Phantom Stock Awards will fully vest upon a termination of the Executive Officer’s employment after a Change of Control (as defined in the 2003 Plan), but in each case only if such Change of Control occurs on or before December 15, 2011 and is a termination (a) by the Company for any reason other than Cause or (b) by the Executive Officer for Good Reason (as defined in the 2003 Plan).

Compensatory Arrangement for Certain Executive Officers

On February 26, 2009, Mr. Turkleson resigned as Chief Financial Officer of the Company effective as of March 1, 2009 in order to pursue other opportunities. The Compensation Committee approved a payment (the “Severance Payment”) to Mr. Turkleson consisting of (i) a cash payment equal to one month’s base salary in the amount of $22,735 and (ii) the accelerated vesting of Mr. Turkleson’s outstanding equity awards, which consist of 40,842 shares of restricted stock. Payment of the Severance Payment is conditioned upon Mr. Turkleson’s execution of a release and separation agreement following his termination of employment with the Company.

Information about Other Compensation-Related Matters

Guidelines for Granting Equity-Based Awards

The Company recognizes that granting equity awards presents specific legal, tax and accounting issues and, therefore, we adopted guidelines on December 17, 2007 for the granting of all equity-based awards by the Company. The guidelines implement the Company’s prior practices for granting equity-based awards. Under the guidelines, all equity awards granted to employees subject to the reporting requirements of Section 16 of the Exchange Act must be approved by the Compensation Committee or the Section 162(m) Subcommittee, and all stock options granted to members of the Board of Directors must be approved by the Board. The Board has established an Equity Grant Committee and has appointed the Chairman as the sole member of that Committee to act on behalf of the Board and the Compensation Committee to grant restricted stock and stock options to eligible employees (other than Executive Officers) and consultants. Restricted stock awards made by the Equity Grant Committee in a calendar year cannot exceed 25,000 shares of restricted stock per recipient or an aggregate of 400,000 shares of restricted stock to all recipients. The Board has also authorized the CEO to designate employees and consultants (other than Executive Officers) to be recipients of stock options and to determine the terms of such stock options. Stock option awards made by the CEO and the Equity Grant Committee in a calendar year cannot exceed 100,000 stock options per recipient or an aggregate of 1,000,000 stock options to all recipients. The Compensation Committee periodically ratifies all stock options granted by the CEO and Equity Grant Committee and restricted stock granted by the Equity Grant Committee. Under the provisions of the 2003 Plan, stock options cannot be granted at an exercise price of less than the closing price of a share of our common stock as reported on the NYSE Amex on the date of grant of such stock options.

Stock Ownership Requirements

The Board of Directors believes that the members of the Company’s Board of Directors and Executive Committee should display their commitment to the Company by ownership of a significant amount of Company stock. Accordingly, on April 3, 2008, the Board of Directors implemented the following stock ownership guidelines:

Stock Ownership Guidelines for

Non-Employee Directors and Executive Committee Members

Position	Stock Ownership Guidelines
Non-Employee Directors	3x annual director fees (not including Chairman’s fees)
Chairman, Chief Executive Officer and President	5x base salary
Senior Vice Presidents	2x base salary
Vice Presidents serving on Executive Committee	1x base salary

Items considered for purposes of meeting the stock ownership guidelines include: Company stock beneficially owned by a non-employee director or Executive Committee member or his or her spouse or dependent children; phantom stock and restricted stock whether or not yet vested; the in-the-money value of vested but unexercised stock options; Company stock acquired upon the exercise of stock options; and common units of Cheniere Energy Partners, L.P. held directly by a non-employee director or Executive Committee member or his or her spouse or dependent children. All non-employee directors and Executive Committee members are expected to be in full compliance with the guidelines within five years of their adoption or within five years of initial appointment to a position subject to the guidelines, with certain ownership thresholds that must be met in the interim period. If a non-employee director or Executive Committee member is not in compliance with the guidelines, he or she is required to retain the entire after-tax value of Company stock received upon the vesting of stock awards and the exercise of stock options until the interim threshold requirements or compliance with the guidelines is achieved. The Board recognizes that there may be occasions in which the guidelines place a severe hardship on the individual and has delegated discretion to the Compensation Committee to determine whether an exemption should be granted to the individual in such instances. The Compensation Committee periodically assesses the guidelines and each individual’s compliance with the guidelines. As of December 31, 2008, all of our non-employee directors and Executive Committee members were in compliance with the guidelines with the exception of Jason New and Dwight Scott, non-employee directors who were appointed in August 2008 to represent GSO on the Board.

Accounting and Tax Implications

Our 2008 – 2010 Incentive Plan was designed to provide awards that were performance-based compensation that is fully deductible for federal income tax purposes. However, because the 2008 performance goals were not achieved, the cash bonuses awarded for 2008 did not qualify as performance-based awards under Section 162(m) of the Internal Revenue Code. We will not be able to recognize tax benefits that may otherwise be available to the Company related to the awards made to our executive officers that are subject to the Section 162(m) limitations. In addition, as a result of the forfeiture and cancellation by the officers of their 2005 – 2006 retention stock options and phantom stock grants, in 2008 the Company incurred the remaining compensation expense pursuant to FAS 123(R) related to such awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

J. Robinson West, Chairman

Keith F. Carney

Paul J. Hoenmans

David B. Kilpatrick

February 25, 2009

SUMMARY COMPENSATION

The following table and narrative text sets forth the total compensation awarded to, earned by, or paid to our CEO and CFO and our three other most highly compensated executive officers for 2008, 2007 and 2006, who are referred to as our “named executive officers” in the following compensation tables. As indicated in more detail below, the Summary Compensation Table also includes the amount being recognized by the Company as compensation expense for stock awards and option awards for financial statement reporting purposes computed in accordance with FAS 123(R) for each of the named executive officers. The amount being recognized as compensation expense for stock awards and options awards does not reflect compensation actually received by the named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($) (5)
Charif Souki Chairman and Chief Executive Officer	2008	$602,660	$600,135	$7,827,108	$14,981,971	—	—	$11,495	$24,023,369
	2007	$577,500	—	$6,832,907	$ 4,324,632	—	—	$14,532	$11,749,571
	2006	$550,000	—	$ 624,750	$ 4,104,622	—	—	$45,819	$ 5,325,191
Zurab S. Kobiashvili (6) Former Senior Vice President and General Counsel	2008	$273,789	$175,000	$2,725,434	$ 2,336,501	—	—	$16,296	$ 5,527,020
	2007	$262,500	—	$2,402,511	$ 825,913	—	—	$14,556	$ 3,505,480
	2006	$250,000	—	$ 154,922	$ 983,364	—	—	$14,400	$ 1,402,686
Don A. Turkleson Senior Vice President and Former Chief Financial Officer (6)	2008	$273,789	—	$2,547,436	$ 2,336,501	—	—	$16,607	$ 5,174,333
	2007	$262,500	—	$2,448,357	$ 730,780	—	—	$14,700	$ 3,456,337
	2006	$250,000	—	$ 219,818	$ 730,780	—	—	$14,400	$ 1,214,998
Jean Abiteboul (7) Senior Vice President—International
	2008	$323,385	$255,755	$2,985,309	$ 323,612	—	—	$81,385	$ 3,969,446
H. Davis Thames Senior Vice President—Marketing
	2008	$273,789	$243,205	$2,512,141	$ 43,036	—	—	$16,607	$ 3,088,778

(1)	This column represents the base salary earned, including any amounts invested by the named executive officers in the Company’s Retirement Plan. The Company’s Retirement Plan is described in the Compensation Discussion and Analysis under Benefits.

(2)	The amount in this column represents the cash bonus awarded for 2008 performance (the “2008 Bonus”) as well as the cash award payable under the 2008 Short-Term Retention Plan. Mr. Souki received a 2008 Bonus in the amount of $450,000 and Messrs. Kobiashvili, Abiteboul and Thames each received a 2008 Bonus in the amount of $175,000. Messrs. Souki, Abiteboul and Thames received $150,135, $80,755 and $68,205, respectively, under the 2008 Short-Term Retention Plan.

(3)	The amounts in these columns do not reflect compensation actually received by the named executive officers. Instead, the amounts reflect the compensation expense recognized by the Company for stock awards and option awards, computed in accordance with FAS 123(R). The compensation expense reflects stock awards and option awards granted in and prior to fiscal years 2008, 2007 and 2006 and excludes any reduction in value due to potential service-based forfeiture assumptions. Assumptions used in the calculation of the compensation expense is included in footnotes 21, 21 and 19 of the Company’s audited financial statements for each of the fiscal years ended December 31, 2008, 2007 and 2006, included in the Company’s Annual Report on Forms 10-K filed with the SEC on February 27, 2009, February 26, 2008 and February 27, 2007, respectively. The compensation expense does not correspond to the actual value that may be realized by the named executive officers with respect to these awards if and when they vest. In addition, the named executive officers consented to the forfeiture of the 2005- 2006 retention stock options, where applicable, and forfeiture of phantom stock grants under the 2008-2010 Incentive Plan and, effective October 23, 2008, their awards were cancelled. As a result, the Company incurred in 2008 the remaining compensation expense for these awards. The compensation expense recognized by the Company for financial statement reporting purposes for the fiscal year ended December 31, 2008, on an award-by-award basis, for each of the named executive officers is set forth below.

2008 FAS 123(R) Expense on an Award-By-Award Basis

Name	Grant Date	Grant Type	Grants Forfeited to Company	2007 FAS 123(R) Expense
Charif Souki	3/14/2005	Option Awards	Forfeited	$4,672,994
	3/14/2005	Option Awards	Forfeited	$4,394,629
	3/14/2005	Option Awards	Forfeited	$1,035,320
	3/10/2006	Option Awards	Forfeited	$4,879,028
				$14,981,971
	1/3/2006	Stock Awards		$299,996
	1/12/2007	Stock Awards		$763,893
	5/9/2008	Stock Awards		$80,175
	5/9/2008	Stock Awards		$890,002
	5/25/2007	Phantom Stock	Forfeited	$5,793,042
				$7,827,108
Zurab S. Kobiashvili	3/14/2005	Option Awards	Forfeited	$2,336,501
				$2,336,501
	1/3/2006	Stock Awards		$106,669
	1/12/2007	Stock Awards		$208,338
	5/9/2008	Stock Awards		$267,000
	5/25/2007	Phantom Stock	Forfeited	$2,143,427
				$2,725,434
Don A. Turkleson	3/14/2005	Option Awards	Forfeited	$2,336,501
				$2,336,501
	1/3/2006	Stock Awards		$106,669
	1/12/2007	Stock Awards		$208,338
	5/9/2008	Stock Awards		$89,002
	5/25/2007	Phantom Stock	Forfeited	$2,143,427
				$2,547,436
Jean Abiteboul	2/20/2006	Option Awards		$323,612
				$323,612
	2/20/2006	Stock Awards		$254,063
	1/12/2007	Stock Awards		$373,391
	5/9/2008	Stock Awards		$36,424
	5/9/2008	Stock Awards		$178,004
	5/25/2007	Phantom Stock	Forfeited	$2,143,427
				$2,985,309
H. Davis Thames	7/1/2005	Option Awards		$43,036
				$43,036
	12/8/2005	Stock Awards		$29,101
	1/12/2007	Stock Awards		$59,996
	1/12/2007	Stock Awards		$92,500
	5/9/2008	Stock Awards		$36,424
	5/9/2008	Stock Awards		$267,000
	5/25/2007	Phantom Stock	Forfeited	$1,448,258
	12/17/2007	Phantom Stock	Forfeited	$578,862
				$2,512,141

(4)	This column represents all other compensation not reported in the previous columns, including the costs to the Company of providing certain perquisites and other personal benefits, payment of insurance premiums and matching contributions allocated by the Company pursuant to the Company’s Retirement Plan, as set forth below.

All Other Compensation included in the Summary Compensation Table

Name	Year	Perquisites and Other Personal Benefits ($) (A)	Insurance Premiums ($) (B)	Company Contributions to Retirement and 401(k) Plans ($) (C)	Total ($)
Charif Souki	2008	$ 9,815	$1,680	—	$11,495
	2007	$13,332	$1,200	—	$14,532
	2006	$44,619	$1,200	—	$45,819
Zurab S. Kobiashvili	2008	$ 1,890	$ 606	$13,800	$16,296
	2007	—	$1,056	$13,500	$14,556
	2006	—	$1,200	$13,200	$14,400
Don A. Turkleson	2008	$ 1,890	$ 917	$13,800	$16,607
	2007	—	$1,200	$13,500	$14,700
	2006	—	$1,200	$13,200	$14,400
Jean Abiteboul	2008	$73,148	$8,237	—	$81,385
H. Davis Thames	2008	$ 1,890	$ 917	$13,800	$16,607

(A)	For 2008, the amount in this column for Messrs. Souki, Kobiashvili, Turkleson and Thames reflects the aggregate incremental cost to the Company in the amount of $1,890 attributable to a reserved parking space in our office building. In addition, for 2008, the amount in this column for Mr. Souki also reflects the aggregate incremental cost to the Company attributable to the personal use of an assistant provided by the Company to Mr. Souki. For 2007, the amount in this column for Mr. Souki reflects minimal incremental cost to the Company when Mr. Souki’s wife accompanied him on flights that had been chartered for business purposes and the aggregate incremental cost to the Company attributable to the personal use of an assistant provided by the Company to Mr. Souki. For 2006, the amount in this column for Mr. Souki reflects the cost paid by the Company for commercial air travel expenses incurred by Mr. Souki’s wife and for the aggregate incremental cost to the Company attributable to the personal use of an assistant provided by the Company to Mr. Souki. In cases where an executive’s guest occupied a seat on a business trip, we only took into account the incremental cost of providing in-flight catering for that guest in the All Other Compensation column based on applicable SEC rules. The cost of Mr. Souki’s personal use of an assistant was $7,925, $12,800 and $33,544 for 2008, 2007 and 2006, respectively, which is computed as a percent of the total compensation and benefits cost to the Company for the assistant including base salary, bonus and employer-paid benefits. For 2008, the amount is this column for Mr. Abiteboul reflects the cost paid by the Company for the use of a car leased by the Company in the amount of $29,884 (21,199 EUR), personal legal services in the amount of $19,389 (13,754 EUR), club memberships in the amount of $11,426 (8,105 EUR), discretionary French retirement plan contributions in the amount of $11,512 (8,166 EUR), and the cost of meal tickets which are customarily paid by French companies for French employees in the amount of $937 (665 EUR). The amount for Mr. Abiteboul reported in this column represents the U.S. dollar equivalent based on the December 31, 2008 exchange rate of 1.40970 USD to 1 EUR.
(B)	With the exception of Mr. Abiteboul, the amounts in this column reflect insurance premiums payable for basic term life insurance with a benefit of two times annual base salary capped at a maximum of $400,000. This benefit is available to all employees of the Company. Mr. Abiteboul’s life insurance benefit is approximately 3.5 times his annual base salary under the Private Employer Terms of the French nationalized program.
(C)	The amounts in this column reflect matching contributions allocated by the Company to each of the named executive officers pursuant to the Company’s Retirement Plan. These benefits are available to all employees of the Company.

(5)

The increase in total compensation from 2007 to 2008 for each of the named executive officers is primarily a result of the compensation expense being recognized by the Company for financial statement reporting purposes, computed in accordance with FAS 123(R), for the forfeiture of the 2005 – 2006 retention stock options and phantom stock grants under the 2008 – 2010 Incentive Plan. Messrs. Souki, Kobiashvili,

Turkleson, Abiteboul and Thames consented to the forfeiture of their phantom stock grants under the 2008 – 2010 Incentive Plan and their 2005 – 2006 retention stock options, where applicable, and effective as of October 23, 2008, their awards were cancelled. As a result, pursuant to FAS 123(R), the Company incurred the remaining compensation expense for the awards in 2008.

(6)	Mr. Kobiashvili retired from the Company on January 31, 2009, and Mr. Turkleson resigned as the Chief Financial Officer of the Company effective March 1, 2009.

(7)	Mr. Abiteboul’s base salary is 229,400 EUR, which includes an expatriation allowance pursuant to his employment contract. The amount reported in the table represents the U.S. dollar equivalent based on the December 31, 2008 exchange rate of 1.40970 USD to 1 EUR.

GRANTS OF PLAN-BASED AWARDS

The following table and narrative text describe the plan-based awards made to the named executive officers during 2008.

Grants of Plan-Based Awards

During Fiscal Year 2008

Name	Grant Date	Plan	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
			Threshold (#)	Target (#)	Maximum (#)
Charif Souki	05/09/2008	2008 Short-Term Retention Plan	—	—	—	15,014	—	—	$80,175
	05/09/2008	2008 Long-Term Retention Plan	—	—	—	500,001	—	—	$2,670,005
Zurab S. Kobiashvili (2)	05/09/2008	Restricted Stock Grant	—	—	—	50,000	—	—	$267,000
Don A. Turkleson	05/09/2008	2008 Long-Term Retention Plan	—	—	—	50,001	—	—	$267,005
Jean Abiteboul	05/09/2008	2008 Short-Term Retention Plan	—	—	—	6,821	—	—	$36,424
	05/09/2008	2008 Long-Term Retention Plan	—	—	—	100,002	—	—	$534,011
H. Davis Thames	05/09/2008	2008 Short-Term Retention Plan	—	—	—	6,821	—	—	$36,424
	05/09/2008	2008 Long-Term Retention Plan	—	—	—	150,000	—	—	$801,000

(1)	This column represents the grant date fair value ($5.34) of restricted stock computed in accordance with FAS 123(R). Generally, the grant date fair value is the amount expensed in our financial statements over the vesting schedule of the restricted stock.

(2)	On May 9, 2008, the Compensation Committee approved a grant of 50,000 shares of restricted stock to Mr. Kobiashvili, which would vest with different terms than the other long-term retention awards because of Mr. Kobiashvili’s anticipated significant involvement in a potential corporate transaction. The terms of Mr. Kobiashvili’s grant provided that the restricted stock would vest upon (i) a change of control of the Company or (ii) consummation by the Company, or a majority-owned subsidiary of the Company, of a significant transaction pursuant to which the Company, such subsidiary and/or their respective equity holders received gross consideration in excess of $200 million, provided that such change of control or significant transaction occurred on or prior to March 31, 2009. On August 15, 2008, Mr. Kobiashvili’s restricted stock vested in connection with the closing of the GSO transaction.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We have not entered into employment agreements with any of our U.S.-based named executive officers. In compliance with local practice, we have entered into an employment agreement with Mr. Abiteboul, under the laws of France where he is located. When he joined the Company in February 2006, Mr. Abiteboul entered into an indefinite term employment agreement with our subsidiary, Cheniere Supply and Marketing, Inc. (formerly, Cheniere International, Inc.) on behalf of Cheniere LNG Services S.A.R.L. Pursuant to the agreement, Mr. Abiteboul receives a fixed annual gross salary and expatriation allowance, which are reviewed annually by the Compensation Committee. He is also entitled to receive an annual bonus and an annual award of equity each in an amount up to 100 percent of his annual salary. Mr. Abiteboul’s compensation is subject to deductions for social security, including his social security contribution, additional retirement and social welfare contributions, medical insurance and unemployment insurance, as provided by French law. Mr. Abiteboul participates in permanent and private medical insurance arrangements in France and is entitled to a death in-service benefit at the rate of five times his annual salary. The Company provides Mr. Abiteboul with use of a car leased by the Company, and the Company pays for the taxes incurred on the leased car, personal legal services, club memberships, a discretionary French retirement plan contribution and the cost of meal tickets, which are customarily paid for French employees, for Mr. Abiteboul. Mr. Abiteboul is entitled to three months’ prior notice in the event of his termination by the Company except in the case of his serious misconduct or gross negligence. The agreement provides for non-compete and non-solicitation obligations on the part of Mr. Abiteboul for a period of 12 months following the termination of the agreement. In consideration for the non-compete obligation, Mr. Abiteboul will receive a monthly indemnity equal to 30 percent of his average fixed monthly salary over the previous 12-month period. Any failure by Mr. Abiteboul to observe the non-compete obligation will release the Company from paying the indemnity.

Restricted Stock Awards Granted During 2008 Pursuant to the 2008 Retention Program

Following a reduction-in-force, on May 9, 2008, the Compensation Committee approved a retention program for certain remaining employees to assist in retaining the adequate skills necessary to address the immediate challenges of the Company. The retention program included a short-term retention award equal to one-half of the executive’s base salary to be paid one-half in cash and one-half in a fixed grant of restricted stock, which was determined based on a stock price of $10.00 per share at the time the plan was implemented. The short-term cash award and restricted stock award vested and became payable on December 1, 2008 to each of the named executive officers. The retention program also included a long-term retention award in the form of a restricted stock grant, which was granted on May 9, 2008 and vests in three equal installments on December 31, 2008, 2009 and 2010. The grant date fair value per share for the restricted stock was $5.34 computed in accordance with FAS 123(R).

All of our employees have the right to vote and receive dividends and other distributions on shares of restricted stock granted to them at the same rate as other holders of our common stock. However, the Company does not currently pay dividends on its outstanding shares of common stock. If an employee’s employment or other service is terminated for any reason, any unvested shares of restricted stock will be forfeited to the Company; however, any unvested shares of restricted stock will vest upon death, disability or the termination, resignation or removal of an employee for any reason within one year of a change of control of the Company. The Potential Payments upon Termination or Change in Control table and narrative text describe the potential value the named executive officers would receive upon accelerated vesting of their outstanding equity grants assuming certain triggering events.

OUTSTANDING EQUITY AWARDS

The following table reflects the number of securities underlying unexercised stock options held by the named executive officers as of December 31, 2008, the exercise price of the unexercised stock options and the date of expiration of the unexercised stock options. The table also reflects the total number and aggregate value or payout value of shares of unvested restricted stock held by the named executive officers as of December 31, 2008.

Outstanding Equity Awards at December 31, 2008

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable		Unexercisable
Charif Souki	—		—		—	—	—	7,955 (2)	$22,672	—	—
	—		—		—	—	—	55,055 (3)	$156,907	—	—
	—		—		—	—	—	333,334 (4)	$950,002	—	—
Zurab S. Kobiashvili	—		—		—	—	—	2,829 (2)	$8,063	—	—
	—		—		—	—	—	15,015 (3)	$42,793	—	—
Don A. Turkleson	—		—		—	—	—	2,829 (2)	$8,063	—	—
	—		—		—	—	—	15,015 (3)	$42,793	—	—
	—		—		—	—	—	33,334 (4)	$95,002	—	—
Jean Abiteboul	25,000		25,000	(5)	—	$40.65	02/20/2016	12,500 (5)	$35,625	—	—
	—		—		—	—	—	12,500 (5)	$35,625	—	—
	—		—		—	—	—	24,275 (3)	$69,184	—	—
	—		—		—	—	—	66,668 (4)	$190,004	—	—
H. Davis Thames	7,800	(6)	2,600	(6)	—	$31.84	07/01/2015	4,324 (3)	$12,323	—	—
	—		—		—	—	—	6,666 (3)	$18,998	—	—
	—		—		—	—	—	100,000 (4)	$285,000	—	—

(1)	The values represented in this column have been calculated by multiplying $2.85, the closing price of our common stock on December 31, 2008, by the number of shares of restricted stock outstanding.

(2)	These are shares of restricted stock that were granted on January 3, 2006 as part of the named executive officers’ 2005 incentive award and vested equally in three annual installments beginning one year from the date of grant.

(3)	These are shares of restricted stock that were granted on January 12, 2007 as the named executive officers’ 2006 incentive award, and vest equally in three annual installments beginning one year from the date of grant, with the exception of Mr. Abiteboul’s shares of restricted stock which vested on the second anniversary of the date of grant; provided, however, that Mr. Abiteboul may not sell the shares received upon the vesting for a period of two years following such date.

(4)	These are shares of restricted stock that were granted on May 9, 2008 pursuant to the 2008 Long-Term Retention Plan and vest equally in three annual installments beginning on December 31, 2008.

(5)

These stock options and shares of restricted stock were granted on February 20, 2006 pursuant to the French Addendum to the 2003 Plan as the named executive officer’s new hire award. The stock options vest equally in four annual installments beginning one year from the date of grant; provided, however, that the shares received upon the exercise of the stock options may not be sold by the named executive officer prior to the expiration of the four-year vesting period except in the event of his death, disability, involuntary retirement, or termination without cause. The stock options will vest and the named executive officer may immediately exercise the stock options and sell the shares received upon the exercise in the event of his termination within one year of a change of control of the Company. The shares of restricted stock vest equally in four annual installments beginning one year from the date of grant; provided, however, that the shares received upon the vesting of the restricted stock may not be sold by the named executive officer for a period of two years following the relevant vesting date. The shares of restricted stock will vest and the named executive officer may sell the shares immediately in the event of his death, invalidity, termination without cause, termination for good reason or termination within one year from the date of a change of control of the Company.

(6)	These stock options were granted on July 1, 2005 as the named executive officer’s new hire award and vest equally in four annual installments beginning one year from the date of grant.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the named executive officers’ restricted stock and phantom stock that vested during 2008. The number of shares of restricted stock and phantom stock that vested and the aggregate dollar value realized upon the vesting of such restricted stock is reflected in the table. None of the named executive officers exercised stock options during 2008.

Option Exercises and Stock Vested

During Fiscal Year 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Charif Souki	—	—	317,164	$4,443,039
Zurab S. Kobiashvili	—	—	97,336	$1,612,024
Don A. Turkleson	—	—	64,003	$1,415,025
Jean Abiteboul	—	—	77,155	$1,160,928
H. Davis Thames	—	—	88,125	$1,038,778

(1)	The value in this column for restricted stock and phantom stock has been calculated by multiplying the per share fair market value of the underlying shares on the vesting date by the number of shares of restricted stock and phantom stock that vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following table and narrative text describe the potential value that the named executive officers would receive upon accelerated vesting of their outstanding equity grants assuming certain triggering events occurred on December 31, 2008. The value shown in the table assumes a December 31, 2008 termination date and uses the closing price of our common stock of $2.85, as reported on the NYSE Amex on December 31, 2008. All amounts are estimates of the amounts which would be realized upon the triggering event. The actual value of the amounts can only be determined at the time such executive leaves the Company.

Potential Payments upon Termination or Change in Control Assuming

Termination Event Occurs on December 31, 2008

	Cash		Equity						Total Potential Payments Upon Termination Event
Name	Change in Control Agreement – Cash Payment		Date of Grant	Number of Unvested Stock Options		Number of Unvested Restricted Shares		Benefit	Termination Without Cause ($)	Termination with Good Reason ($)	Immediately upon Change in Control ($)	Termination, Resignation or Removal w/in One Year of Change in Control ($)	Voluntary Termination ($)	Death or Disability ($)
Charif Souki	$600,540		—	—		—		—	$600,540	$600,540	$600,540	$600,540	—	$600,540
	—		1/3/2006	—		7,955	(1)	Vesting	$22,672	$22,672	—	$22,672	—	$22,672
	—		1/12/2007	—		55,055	(2)	Vesting	—	—	—	$156,907	—	$156,907
	—		5/9/2008	—		333,334	(2)	Vesting	—	—	—	$950,002	—	$950,002
Total Potential Payment Upon Termination or Change in Control									$623,212	$623,212	$600,540	$1,730,121	$0	$1,730,121
Zurab S. Kobiashvili	$272,820		—	—		—		—	$272,820	$272,820	$272,820	$272,820	—	$272,820
	—		1/3/2006	—		2,829	(1)	Vesting	$8,063	$8,063	—	$8,063	—	$8,063
	—		1/12/2007	—		15,015	(2)	Vesting	—	—	—	$42,793	—	$42,793
Total Potential Payment Upon Termination or Change in Control									$280,883	$280,883	$272,820	$323,676	$0	$323,676
Don A. Turkleson	$272,820		—	—		—		—	$272,820	$272,820	$272,820	$272,820	—	$272,820
	—		1/3/2006	—		2,829	(1)	Vesting	$8,063	$8,063	—	$8,063	—	$8,063
	—		1/12/2007	—		15,015	(2)	Vesting	—	—	—	$42,793	—	$42,793
	—		5/9/2008	—		33,334	(2)	Vesting	—	—	—	$95,002	—	$95,002
Total Potential Payment Upon Termination or Change in Control									$280,883	$280,883	$272,820	$418,678	$0	$418,678
Jean Abiteboul	229,400 EUR	(3)	—	—		—		—	$323,385	$323,385	$323,385	$323,385	—	$323,385
	—		2/20/2006	25,000	(4)	—		Vesting	—	—	—	$0	—	$0
	—		2/20/2006	—		12,500	(5)	Vesting	$35,625	$35,625	—	$35,625	—	$35,625
	—		2/20/2006	—		12,500	(5)	Vesting	$35,625	$35,625	—	$35,625	—	$35,625
	—		1/12/2007	—		24,275	(2)	Vesting	—	—	—	$69,184	—	$69,184
	—		5/9/2008	—		66,668	(2)	Vesting	—	—	—	$190,004	—	$190,004
Total Potential Payment Upon Termination or Change in Control									$394,635	$394,635	$323,385	$653,823	$0	$653,823
H. Davis Thames	$272,820		—	—		—		—	$272,820	$272,820	$272,820	$272,820	—	$272,820
	—		7/1/2005	2,600	(2)	—		Vesting	—	—	—	$0	—	$0
	—		1/12/2007	—		4,324	(2)	Vesting	—	—	—	$12,323	—	$12,323
	—		1/12/2007	—		6,666	(2)	Vesting	—	—	—	$18,998	—	$18,998
	—		5/9/2008	—		100,000	(2)	Vesting	—	—	—	$285,000	—	$285,000
Total Potential Payment Upon Termination or Change in Control									$272,820	$272,820	$272,820	$589,141	$0	$589,141

(1)	These restricted stock awards provide for accelerated vesting upon (i) termination without cause; (ii) termination with good reason; (iii) death or disability; or (iv) termination, resignation or removal for any reason within one year from the effective date of a change of control of the Company.

(2)	These restricted stock and stock option awards provide for accelerated vesting upon (i) death or disability; or (ii) termination, removal or resignation for any reason within one year from the effective date of a change of control of the Company. However, as of December 31, 2008, Mr. Thames would have received no additional value for his stock options because all of his unvested stock options were out-of-the-money.

(3)	A change of control cash payment for Mr. Abiteboul would be paid based on his current base salary rate in Euros. The U.S. dollar equivalent was $323,385 based on the December 31, 2008 exchange rate of 1.40970 USD to 1 EUR.

(4)	These stock option awards will vest and Mr. Abiteboul may immediately exercise the stock options and sell the shares received upon the exercise in the event of his termination within one year of a change of control of the Company. However, as of December 31, 2008, Mr. Abiteboul would have received no additional value because all of his unvested stock options were out-of-the-money.

(5)	These restricted stock awards will vest and Mr. Abiteboul may immediately sell the shares in the event of his death, invalidity, termination without Cause, termination for Good Reason or termination within one year from the date of a Change of Control of the Company.

Narrative to the Potential Payments upon Termination or Change of Control

Change of Control Cash Payment

We have entered into Change of Control Agreements with each of the named executive officers. The Change of Control Agreements provide for a cash payment upon a “change of control” (as defined in the 2003 Plan) in an amount equal to one times the named executive officers’ base salaries at or immediately prior to the change of control. The cash payments are payable within 30 days of the effective date of the change of control. A termination by the Company of a named executive officer for any reason, a termination of a named executive officer other than for Cause (as defined in the Change of Control Agreements), and a termination by the named executive officer for Good Reason (generally, as defined in the 2003 Plan) that occurs not more than three months prior to a change of control will be deemed to be a termination of employment pursuant to a change of control provided the named executive officer demonstrates that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or the named executive officer’s termination otherwise arose in connection with or in anticipation of a Change of Control. The term of the Change of Control Agreements expires on December 31, 2009, except that the term of the Change of Control Agreements will be automatically extended for an additional year beginning January 1, 2010 and each January 1 thereafter unless the Company provides notice to the named executive officer that it does not wish to extend the term of his or her Change of Control Agreement. The term of the Change of Control Agreements will also expire on the date any payments are made to the named executive officer pursuant to the Change of Control Agreement or the named executive officer ceases to be an employee of the Company prior to a change of control.

Stock Options and Restricted Stock Awards

The terms of restricted stock awards granted to the named executive officers prior to January 2007 provide for accelerated vesting in all circumstances permitted by the 2003 Plan. The 2003 Plan provides for accelerated vesting upon (i) termination without cause; (ii) termination with “good reason;” (iii) death or disability; or (iv) termination, resignation or removal for any reason within one year from the effective date of a “change of control” of the Company. The terms of restricted stock awards granted to the named executive officers beginning in 2007 and all of the stock options granted to the named executive officers provide for accelerated vesting in the event of (i) death or disability, or (ii) termination, removal or resignation for any reason within one year from the effective date of a change of control of the Company (with the exception of Mr. Abiteboul’s new hire grants which are described in more detail in the footnotes to the Outstanding Equity Awards at December 31, 2008 table beginning on page 49 of this Proxy Statement).

Prior to 2007, we believed that it was necessary for earlier grants of equity to the named executive officers to provide for accelerated vesting in all events permitted by the 2003 Plan so that we could recruit top executive talent and protect our executives from the risks associated with joining a company that has a limited operating history. The terms of the current equity grants, including all of the named executive officers’ stock options, have been changed based on market data to provide for accelerated vesting only in the event of death, disability or termination within one year of a change of control of the company. We believe accelerated vesting upon termination within one year of a change of control is important in order to attract and retain senior officers and compensate them for the risks associated with joining a company that has a limited operating history.

Pursuant to the 2003 Plan, a “good reason” termination will occur, assuming the Company fails to cure such circumstances within thirty days after receipt of notice of the good reason termination, upon the named executive officer’s termination of employment due to one of the following events: (a) the removal from or failure to re-elect the officer to the position in which the officer last served; (b) assignment of duties, responsibilities, or reporting requirements that are inconsistent with the officer’s position or material diminishment of the officer’s duties, responsibilities or status; (c) a material reduction in the officer’s compensation or benefits; or (d) a change in the Company’s principal place of business to a location more than 50 miles from downtown Houston. The 2003 Plan provides generally that a “change of control” of the Company will occur if: (i) any person or entity directly or indirectly becomes the beneficial owner of 30% or more of our common stock; (ii) the consummation of any merger, reorganization, business combination, consolidation of the Company or one of our subsidiaries with or into any other company, or sale or disposition by the Company of all or substantially all of our assets (other than a transaction in which the same stockholders before the transaction own 50% of the outstanding common stock after the transaction is complete); or (iii) a majority of the current members of the Board of Directors or their approved successors cease to be our directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee, under the Audit Committee Charter, has the responsibility to review and approve any transactions or series of related financial transactions, arrangements or relationships involving amounts exceeding $120,000 between the Company and our directors, executive officers, nominees for director, any greater than 5% stockholders and their immediate family members. The Audit Committee will only approve related party transactions when it determines such transactions are in the best interests of the Company or its stockholders. In reviewing a transaction, the Audit Committee considers facts and circumstances which it considers relevant to its determination. In determining whether to approve or ratify a related party transaction, the Audit Committee will apply the following standards and such other standards it deems appropriate:

•	whether the related party transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the transaction is material to the Company or the related party; and

•	the extent of the related person’s interest in the transaction.

In 2005, the Board of Directors unanimously approved the terms of a charter letter provided by an unrelated third-party entity, Western Airways, Inc., specifying the terms under which it would provide for charter to the Company a Challenger 600 aircraft. One of the Challenger 600 aircraft which may be provided for such services is owned by Bramblebush, LLC (“Bramblebush”). Bramblebush is owned and/or controlled by the Company’s Chairman of the Board and Chief Executive Officer, Charif Souki. The Company’s Code of Business Conduct and Ethics prohibits potential conflicts of interest. Upon the recommendation of the Audit Committee, which determined that the terms of the charter letter are fair to and in the best interests of the Company, the Board granted an exception under the Company’s Code of Business Conduct and Ethics in order to permit the Company to charter the Challenger 600 aircraft. After April 2008, the Company stopped using charter flights for business travel.

In September 2007, the Audit Committee retained independent counsel and approved the Company entering into a consulting agreement with Karim Souki, the brother of Charif Souki, to provide services to the Company’s U.K. office. The consulting agreement includes an initial payment of £85,000 and monthly payments of £14,167. The consulting agreement is for twelve months and is renewable for twelve week periods. On August 25, 2008, the Audit Committee approved a twelve week extension of Karim Souki’s consulting agreement, on November 6, 2008, the Audit Committee extended Karim Souki’s consulting agreement until December 31, 2008, and on January 26, 2009, the Audit Committee extended Karim Souki’s consulting agreement until December 31, 2009. Karim Souki is also eligible, at the discretion of the Compensation Committee, to receive annual incentive awards based on the same calculation as the Company’s LNG and natural gas marketing employees or on formulas and procedures set forth in the company compensation programs. On January 18, 2008, Karim Souki received a 2007 incentive award, which was paid to him in cash in the amount of £78,627 and in 8,488 shares of restricted stock of the Company. The shares of restricted stock vest in three equal annual installments beginning one year from the date of grant. On February 26, 2008, the Audit Committee increased the monthly payments under the consulting agreement to £14,734 effective January 16, 2008. On May 5, 2008, the Audit Committee approved the following retention payments for Karim Souki under the 2008 Short-Term Retention Plan, the 2008 Long-Term Retention Plan and the 2008 Change of Control Cash Payment Plan, which are described in more detail in the Compensation Discussion and Analysis under 2008 Retention Awards and Change of Control Agreements beginning on page 37 of this Proxy Statement:

	Short-Term Plan – Cash Award	Short-Term Plan – Restricted Stock Award	Long-Term Plan – Restricted Stock Award	COC Plan – Current Base Salary
Karim Souki	£43,350	6,821	100,002	£176,808

The retention award under the Short-Term Plan became payable to Karim Souki on December 1, 2008 and was paid one-half in cash and one-half in restricted stock (determined based on a stock price of $10.00 per share at the time the plan was implemented). The Long-Term Plan provides for a grant of restricted stock which vests in three equal annual installments on December 31, 2008, 2009 and 2010. On June 10, 2008, the Company entered into a Change of Control Agreement with Karim Souki pursuant to which he will receive a payment in an amount equal to one times his annual fee in the event of a Change of Control, as defined in the 2003 Plan, of the Company. On January 7, 2009, the Compensation Committee approved a 2008 cash bonus award to be paid to Karim Souki in the amount of $175,000, and on February 25, 2009, Karim Souki received a grant of 450,000 2009 Phantom Stock Awards. The 2009 Phantom Stock Awards are described in more detail in the Compensation Discussion and Analysis under 2009 Phantom Stock Awards beginning on page 39 of this Proxy Statement.

On August 15, 2008, Cheniere Common Units Holding, LLC (the “Borrower”), a wholly-owned subsidiary of the Company, entered into a credit agreement with certain lenders pursuant to which the lenders agreed to make term loans of $250,000,000 (the “Loans”) to the Borrower, which are exchangeable into shares of the Company’s Series B Preferred Stock. One of the lenders is Scorpion Capital Partners LP, an affiliate of Nuno Brandolini, one of the Company’s directors. Scorpion’s portion of the Loans was $8,500,000. The remaining portion of the Loans, $241,500,000, was provided by GSO Capital Partners LP (“GSO”) and its affiliates. Jason New and D. Dwight Scott, two of the Company’s directors, are Senior Managing Directors of GSO. The Loans bear interest at a fixed rate of 12% per annum, except during the occurrence of an event of default during which time the rate of interest will be 14% per annum. No interest was due or paid on the Loans in 2008.

On May 31, 2007, Cheniere Subsidiary Holdings, LLC (“Cheniere Subsidiary”), a wholly-owned subsidiary of the Company, entered into a $400,000,000 credit agreement (the “Term Loan”). Paulson & Co. Inc. (“Paulson”), a greater than ten percent stockholder of the Company, subsequently purchased $220,000,000 of the Term Loan prior to becoming a greater than ten percent stockholder of the Company. Borrowings under the Term Loan generally bear interest at a fixed rate of 9.75% per annum. Interest is calculated on the unpaid principal amount of the Term Loan outstanding and is payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. In 2008, $9,552,869 in interest was paid to Paulson under the Term Loan.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, directors, certain officers and beneficial owners of 10% or more of any class of the Company’s stock (“Reporting Persons”) are required from time to time to file with the SEC and NYSE Amex reports on ownership and changes of ownership. Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of forms and written representations received from Reporting Persons with respect to the fiscal year ended December 31, 2008, the Company believes that all filing requirements applicable to the Company’s officers, directors and greater than 10% stockholders were met on a timely basis except as follows: (i) Mr. Souki failed to timely file two Forms 4 in which he reported 11 transactions and Mr. Williams failed to timely file one Form 4 in which he reported 12 transactions, each related to sales of common stock in April 2008 that resulted from margin calls by brokers to whom the shares were pledged, (ii) Mr. Abiteboul failed to timely file one Form 4 in which he reported two transactions related to his grant of 6,821 and 100,002 shares of restricted stock under the 2008 Short-Term and Long-Term Retention Plans, respectively, due to an administrative error, and (iii) Fir Tree, L.L.C. (“Fir Tree”), Camellia Partners, LLC (“Camellia Partners”), Jeffrey Tannebaum and Andrew Fredman failed to timely file one Form 4 in which three transactions related to the sale of shares of the Company’s common stock were reported.

Stockholder Proposals

Management anticipates that the Company’s 2010 annual stockholders’ meeting will be held during June 2010. Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company’s 2010 annual stockholders’ meeting must submit the proposal to the Company on or before December 22, 2009. Any such proposals should be timely sent to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Such proposal must meet all of the requirements of the SEC to be eligible for inclusion in the Company’s 2010 proxy materials. Furthermore, proposals by stockholders may be considered untimely if the Company has not received notice of the proposal at least forty-five days prior to the mailing of the proxy materials.

Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed, unless the Corporate Secretary determines that the communication does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the Board of Directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive, or is otherwise not appropriate for delivery to the directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Corporate Secretary and only in accordance with the Company’s policies and procedures and the applicable laws and regulations relating to the disclosure of information.

Availability of Documents

The Company is including with this Proxy Statement a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which has been filed with the SEC and is incorporated in this Proxy Statement by reference. The Company will furnish to any person any exhibits described in the list accompanying such report upon payment of reasonable fees relating to the Company’s furnishing such exhibits. Requests for directions to the Meeting to vote in person or for copies of this Proxy Statement and the Annual Report (including exhibits thereto) for the Meeting and future stockholders meetings should be directed to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Copies of this Proxy Statement and the Annual Report (including exhibits thereto) for the Meeting can also be obtained by calling toll-free 1-877-375-5001 and asking for the Company’s Investor Relations Department or can be accessed at the Investor Relations section of our website at http://www.cheniere.com/corporate/2009_annual_meeting.shtml.

By Order of the Board of Directors,

Anne V. Vaughan Corporate Secretary

April 28, 2009

Exhibits:

A: Amendment of Restated Certificate of Incorporation of Cheniere Energy, Inc.

B: Amendment No. 4 to the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan

Exhibit A

CERTIFICATE OF AMENDMENT

OF

RESTATED

CERTIFICATE OF INCORPORATION

OF

CHENIERE ENERGY, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Cheniere Energy, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify:

1.	That the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, as amended by a Certificate of Amendment dated February 8, 2005, declaring its advisability and directing that this amendment be submitted for consideration by its stockholders. The resolution is as follows:

RESOLVED, that the first sentence of Article FIFTH of the Restated Certificate of Incorporation, as amended, be amended and restated in its entirety to read as follows:

FIFTH: “The total number of shares of stock that the Company shall have authority to issue is 245,000,000 shares, consisting of:

(i)	240,000,000 shares of Common Stock, having a par value of $.003 per share; and

(ii)	5,000,000 shares of Preferred Stock, having a par value of $.0001 per share.”

2.	That thereafter, stockholders of the Corporation at a special meeting thereof, duly adopted the foregoing amendment.

3.	That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

4.	That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed as of the      day of             ,         .

Cheniere Energy, Inc.

By:
Name:
Title:

Exhibit B

CHENIERE ENERGY, INC.

AMENDED AND RESTATED

2003 STOCK INCENTIVE PLAN

AMENDMENT NO. 4

WHEREAS, the Board of Directors (the “Board”) of Cheniere Energy, Inc. (the “Company”) and the stockholders of the Company (the “Stockholders”) previously adopted and approved the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan (the “Restated Plan”) and Amendment No. 1 to the Restated Plan, the Board previously adopted and approved Amendment No. 2 to the Restated Plan, and the Board and the Stockholders previously adopted and approved Amendment No. 3 to the Restated Plan (Amendment Nos. 1, 2 and 3 collectively with the Restated Plan, the “Current Plan”); and

WHEREAS, the Board has determined that it would be in the best interests of the Company to amend the Current Plan further (i) to increase the number of authorized shares under the Current Plan by an additional 10,000,000 shares so that a total of 21,000,000 shares of common stock, $.003 par value, of the Company is authorized under the Current Plan(ii) to increase the maximum number of shares that can be granted to any one individual during a calendar year, (iii) to increase the aggregate cash Awards that may be payable to an individual during any calendar year and (iv) to add “contracted LNG quantity” to the list of permissible business criteria pursuant to which Performance Awards may be granted under the Current Plan;

NOW, THEREFORE, the Current Plan hereby is amended, effective on the date of approval by the Stockholders, as follows:

1.	The first sentence of Section 1.2 of the Current Plan entitled “Shares Subject to the Plan” (“Article 1.2”) shall be replaced in its entirety by the following:

“The aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 21,000,000.”

2.	The second sentence of Section 1.2 of the Current Plan shall be replaced in its entirety by the following:

“No one Participant shall be granted Awards under the Plan during any calendar year covering or relating to more than 3,000,000 shares of Common Stock.”

3.	The first sentence of Section 1.9 of the Current Plan shall be replaced in its entirety by the following:

“In addition to the limitation on individual stock and stock-related Awards contained in Section 1.2 of the Plan, no individual shall receive payments for cash Awards under the Plan during any calendar year aggregating in excess of $25,000,000.”

4.	Section 8.2(b) of the Current Plan shall be replaced in its entirety to read as follows:

(b) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for Performance Awards granted to a Participant: (A) earnings per share; (B) increase in revenues; (C) increase in cash flow; (D) increase in cash flow return; (E) return on net assets; (F) return on assets; (G) return on investment; (H) return on equity; (I) economic value added; (J) gross margin; (K) net income; (L) pretax earnings; (M) pretax earnings before interest, depreciation and amortization; (N) earnings before taxes and depreciation; (O) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (P) operating income; (Q) stock price measures (including growth measures and total stockholder return); (R) price per share of Common Stock; (S) debt reduction;

(T) contracted LNG quantity; and (U) any of the above goals determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

5.	Except as modified herein, the Plan is hereby specifically ratified and affirmed.

This Amendment No. 4 to the Current Plan is adopted by the Company effective as of the          day of                     , 2009.

CHENIERE ENERGY, INC.

By:

CHENIERE ENERGY, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2009

The undersigned hereby appoints Charif Souki, Meg Gentle and Anne V. Vaughan, and each of them, any one of whom may act without joinder of the other, with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of Cheniere Energy, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in the Crystal Ballroom at the Post Rice Lofts, 909 Texas Avenue, Houston, Texas 77002 on Friday, June 12, 2009 at 9:00 a.m. CDT, Houston, Texas time, and at any adjournment thereof.

The Cheniere Energy, Inc. 2009 Proxy Statement, including the Notice of Annual Meeting and 2008 Annual Report on Form 10-K for the year ended December 31, 2008, is available on the following website: http://www.cheniere.com/corporate/2009_annual_meeting.shtml.

(To be Voted and Signed on Reverse Side)

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Stockholders

CHENIERE ENERGY, INC.

June 12, 2009

Please Detach and Mail in the Envelope Provided

A.	Please mark your votes.

1. ELECTION OF DIRECTORS	NOMINEES: Nuno Brandolini, John M. Deutch and Paul J. Hoenmans

FOR election (except as indicated below)	WITHHOLD authority to vote for all nominees listed at right

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee’s name on the line below.

2.	Approval of Amendment to Restated Certificate of Incorporation to increase the number of authorized shares.

FOR                                      AGAINST                                      ABSTAIN

3.	Approval of Amendment No. 4 to the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan.

FOR                                      AGAINST                                      ABSTAIN

4.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending December 31, 2009.

FOR                                      AGAINST                                      ABSTAIN

5.	In their discretion, upon such other matters (including procedural and other matters relating to the conduct of the meeting) which may properly come before the meeting and any adjournment thereof.

FOR                                      AGAINST                                      ABSTAIN

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE DIRECTOR NOMINEES NAMED IN ITEM 1 AND FOR EACH OF THE PROPOSALS IDENTIFIED IN ITEMS 2 THROUGH 5.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.

Signature(s) of Stockholder:                                                                   Dated this          day of                                 , 2009.

Note:	Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.